UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.     )
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Computer Programs and Systems, Inc.
(Name of registrant as specified in its charter)

(Name of person(s) filing proxy statement, if other than the registrant)
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March 31, 2016

To the Stockholders of Computer Programs and Systems, Inc.:

You are invited to attend the 2016 Annual Meeting of Stockholders of Computer Programs and Systems, Inc. (the “Company”), which will be held at the Mobile Convention Center, One South Water Street, Mobile, Alabama 36602, on Thursday, May 12, 2016 at 9:00 a.m., Central Time. Formal notice of the annual meeting, a proxy statement and a proxy card accompany this letter.

Also enclosed is the Company’s 2015 Annual Report to Stockholders.

Information about the annual meeting and the various matters on which the stockholders will act is included in the enclosed notice of annual meeting of stockholders and proxy statement. Please carefully consider the enclosed proxy statement and execute and return your proxy card so that the Company may be assured of the presence of a quorum at the annual meeting. A self-addressed, postage-prepaid envelope is enclosed for your convenience in replying. The prompt return of your proxy card will be of great assistance in reducing the expense of subsequent mailings. If you attend the annual meeting, and so elect, you may withdraw your proxy and vote in person.

Sincerely,

David A. Dye
Chairman of the Board

COMPUTER PROGRAMS AND SYSTEMS, INC.
6600 Wall Street
Mobile, Alabama 36695

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD THURSDAY, MAY 12, 2016

To Our Stockholders:

NOTICE IS HEREBY GIVEN that the 2016 Annual Meeting of Stockholders of Computer Programs and Systems, Inc. (the “Company”) will be held at 9:00 a.m., Central Time, on Thursday, May 12, 2016, at the Mobile Convention Center, One South Water Street, Mobile, Alabama 36602. Directions to attend the annual meeting where you may vote in person can be found on our website at http://investors.cpsi.com. The annual meeting is being held for the following purposes:

1.	To elect two Class II directors to serve on the Board of Directors of the Company for a three-year term expiring at the 2019 annual meeting;

2.	To ratify the appointment of Grant Thornton LLP as independent registered public accountants for the year ending December 31, 2016;

3.	To approve on an advisory basis the compensation of our named executive officers; and

4.	To transact such other business as may properly come before the annual meeting or any adjournment thereof.

The Board of Directors has set March 14, 2016 as the record date for the annual meeting. Only holders of record of the Company’s common stock at the close of business on the record date will be entitled to notice of, and to vote at, the annual meeting.

This proxy statement provides you with detailed information about the proposals to be voted on at the meeting. With this proxy statement we are also including a copy of our 2015 Annual Report to Stockholders in order to provide you with additional information about us. We encourage you to read this proxy statement and the 2015 Annual Report carefully.

The annual meeting may be adjourned from time to time without notice other than announcement at the meeting or at adjournments thereof, and any business for which notice is hereby given may be transacted at any such adjournment.

By order of the Board of Directors,

David A. Dye
Chairman of the Board
March 31, 2016
IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE SHAREHOLDER MEETING TO BE HELD ON MAY 12, 2016: THIS PROXY STATEMENT AND THE ACCOMPANYING 2015 ANNUAL REPORT TO STOCKHOLDERS ARE AVAILABLE AT http://investors.cpsi.com.

Whether or not you plan to attend the annual meeting, please take the time to vote by completing, signing, dating and returning the enclosed proxy card in the self-addressed, postage-prepaid envelope provided. Returning your proxy card does not deprive you of your right to attend the annual meeting and to vote your shares in person.

PROXY STATEMENT

COMPUTER PROGRAMS AND SYSTEMS, INC.
6600 Wall Street
Mobile, Alabama 36695

PROXY STATEMENT
FOR
ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD THURSDAY, MAY 12, 2016

INFORMATION ABOUT THE ANNUAL MEETING
Our 2016 Annual Meeting of Stockholders will be held at the Mobile Convention Center, One South Water Street, Mobile, Alabama 36602 on Thursday, May 12, 2016 at 9:00 a.m., Central Time.
Solicitation of Proxies
Our Board of Directors has sent you this proxy statement to solicit your vote at the annual meeting (including any adjournment or postponement of the annual meeting). In this proxy statement we summarize information that we are required to provide you under the rules of the Securities and Exchange Commission (the “SEC”). This proxy statement is designed to assist you in voting your shares. On or about March 31, 2016, we began mailing this proxy statement and the 2015 Annual Report to all stockholders of record at the close of business on March 14, 2016.
We will bear the cost of the solicitation of proxies. We will request brokers or nominees to forward this proxy statement to their customers and principals and will reimburse them for expenses so incurred. If deemed necessary, we may also use our officers and regular employees, without additional compensation, to solicit proxies personally or by telephone.
Stockholders Entitled to Vote
The Board of Directors has set March 14, 2016 as the record date for the annual meeting. Only stockholders of record at the close of business on the record date will be entitled to notice of and to vote at the annual meeting. At the close of business on March 14, 2016, there were 13,508,963 shares of the common stock of the Company, par value $.001 per share, outstanding. Each stockholder is entitled to one vote in person or by proxy for each share of common stock held on all matters properly to come before the annual meeting.
Proposals to be Considered at the Annual Meeting
At the annual meeting, we will ask you to:

Proposal 1:	Elect two Class II directors to serve on the Board of Directors of the Company for a three-year term expiring at the 2019 annual meeting;

Proposal 2:	Ratify the appointment of Grant Thornton LLP as independent registered public accountants for the year ending December 31, 2016; and

Proposal 3:
Approve on an advisory basis the compensation of our named executive officers, as described in the Compensation Discussion and Analysis, executive compensation tables and accompanying narrative in this proxy statement.

Information About a Quorum
At the annual meeting, the presence of a majority of the outstanding shares of common stock entitled to vote at the meeting, represented in person or by proxy, shall constitute a quorum for the transaction of business. If a quorum is not present or if we decide that more time is necessary for the solicitation of proxies, we may adjourn the annual meeting. We may do this with or without a stockholder vote. Alternatively, if the stockholders vote to adjourn the meeting in accordance with the Company’s Bylaws, the named proxies will vote all shares of common stock for which they have voting authority in favor of adjournment.

Votes Necessary for Each Proposal to be Approved
Proposal 1 - Election of Class II Directors: Under the Company’s Bylaws, in order for a director nominee to be elected to the Board of Directors of the Company by the Company’s stockholders in an uncontested election of directors, he or she must receive an affirmative vote of a majority of the votes cast affirmatively or negatively. This means that a Class II director nominee will be elected to the Board of Directors at the annual meeting if the votes cast “for” the nominee’s election exceed the votes cast “against” the nominee’s election at the meeting, with abstentions not counting as votes “for” or “against.” If you do not instruct your broker how to vote with respect to this item, your broker may not vote your shares with respect to the election of directors. Abstentions and broker non-votes will not be taken into account in determining the outcome of the election of directors.
An uncontested incumbent director is required to submit a contingent letter of resignation to the Board of Directors at the time of his or her nomination for consideration by the Nominating and Corporate Governance Committee of the Board. If such a director does not receive a majority of votes cast “for” his or her election, the Nominating and Corporate Governance Committee is required to consider on an expedited basis such director’s tendered resignation and make a recommendation to the Board concerning the acceptance or rejection of the tendered resignation. The Board is required to take formal action on the committee’s recommendation expeditiously following the date of certification of the election results. The Company will publicly disclose the Board’s decision and its reasoning with regard to its decision on the tendered resignation.
Proposal 2 - Ratification of the Appointment of Independent Registered Public Accountants: Under the Company’s Bylaws, in order to be approved, this proposal requires an affirmative vote of a majority of the votes cast affirmatively or negatively. This means that the votes that stockholders cast “for” this proposal must exceed the votes that stockholders cast “against” this proposal at the meeting, with abstentions not counting as votes “for” or “against.” Abstentions will not be taken into account in determining the outcome of the ratification of the appointment of independent registered public accountants.
Proposal 3 - Advisory Vote on Executive Compensation: Our Board of Directors is seeking a non-binding advisory vote regarding the compensation of our named executive officers, as described in the Compensation, Discussion and Analysis, executive compensation tables and accompanying narrative disclosures contained in this proxy statement. Under the Company’s Bylaws, in order to be approved, this proposal requires an affirmative vote of a majority of the votes cast affirmatively or negatively. This means that the votes that stockholders cast “for” this proposal must exceed the votes that stockholders cast “against” this proposal at the meeting, with abstentions not counting as votes “for” or “against.” If you do not instruct your broker how to vote with respect to this item, your broker may not vote with respect to the advisory vote on executive compensation. Abstentions and broker non-votes will not be taken into account in determining the outcome of the advisory vote on executive compensation. This vote is advisory and non-binding in nature, but our Compensation Committee will take into account the outcome of the vote when considering future executive compensation arrangements.
Following the annual meeting, we will file a Form 8-K with the SEC disclosing the results of voting on each proposal as required by applicable rules.
Abstentions
A stockholder may abstain or withhold his or her vote (collectively, “abstentions”) with respect to each item submitted for stockholder approval. Abstentions will be counted as present for purposes of determining the existence of a quorum at the annual meeting. Abstentions will not affect the outcome of the election of directors (Proposal 1), the ratification of the appointment of independent registered public accountants (Proposal 2) or the non-binding advisory vote on executive compensation (Proposal 3).
Voting Shares Held in Street Name; Effect of Broker Non-Votes
If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in “street name,” and these proxy materials are being forwarded to you by your broker, bank or other nominee who is considered the shareholder of record with respect to those shares. As the beneficial owner, you have the right to direct your broker, bank or other nominee on how to vote and are also invited to attend the annual meeting. Your broker, bank or other nominee has enclosed a voting instruction card for you to use in directing the broker, bank or nominee how to vote your shares.
If you hold your shares in “street name” and do not direct your broker or other nominee as to how you want your shares to be voted in the election of directors (Proposal 1) or the non-binding advisory vote on executive compensation (Proposal 3), your broker or other nominee is not permitted to vote those shares on your behalf (resulting in a “broker non-vote” for each proposal for which your broker or other nominee does not vote your shares). Accordingly, if you hold your shares in “street name,” it is critical that you complete and return the voting instruction card if you want your votes counted in the election of directors (Proposal 1) and the non-binding advisory vote on executive compensation (Proposal 3).
Broker non-votes are counted for general quorum purposes but are not entitled to vote with respect to any matter for which a broker does not have discretionary authority to vote. Broker non-votes will have no effect on the election of directors (Proposal 1) or the non-binding advisory vote on executive compensation (Proposal 3). Because your broker or other nominee has discretion to vote any uninstructed shares on the ratification of the appointment of independent registered public accountants (Proposal 2), there should not be any broker non-votes with respect to this item.
Submission of Proxies
Please complete, sign, date and return the proxy card in the enclosed self-addressed, pre-paid envelope so that the common stock you own will be voted in accordance with your wishes. If you desire to revoke your proxy, you may do so either by attending the annual meeting in person or by delivering written notice of revocation so that it is received by the Company or its transfer agent, American Stock Transfer & Trust Company, LLC, on or before May 11, 2016. The address for American Stock Transfer & Trust Company, LLC is as follows:

American Stock Transfer & Trust Co., LLC
Operations Center
6201 15th Avenue
Brooklyn, New York 11219
Unless instructed to the contrary, the shares represented by the proxies will be voted “FOR” Proposals 1, 2, and 3.

PROPOSAL 1
ELECTION OF CLASS II DIRECTORS
Board Structure
Our Certificate of Incorporation provides that the number of directors of the Company shall be fixed by resolution of the Board of Directors and divided into three classes. We currently have seven directors. Directors in each class are elected for three-year terms. The current term of the Class II directors expires at the 2016 annual meeting. The current Class III directors will serve until the 2017 annual meeting and until their successors have been elected and qualified. The current Class I directors will serve until the 2018 annual meeting and until their successors have been elected and qualified.
The Board of Directors has nominated J. Boyd Douglas and Charles P. Huffman for election as Class II directors to serve a three-year term until the 2019 annual meeting of stockholders and until their successors have been elected and qualified. Upon their re-nomination as directors, each of Mr. Douglas and Mr. Huffman tendered an irrevocable contingent resignation letter pursuant to the Company’s Director Resignation Policy. If either of them fails to receive a majority of the votes cast affirmatively or negatively at the 2016 annual meeting, the Nominating and Corporate Governance Committee of the Board of Directors will recommend to the Board, and the Board will determine, whether to accept or reject the resignation tendered by such individual. Following the Board’s decision, the Company will file a Current Report on Form 8-K with the SEC in order to disclose the decision, the process by which the decision was made and, if applicable, the Board’s reason or reasons for rejecting the tendered resignation.
Voting of Proxies
Unless a shareholder instructs otherwise on the enclosed proxy card, it is intended that the shares represented by properly signed proxies in the accompanying form will be voted for the persons nominated by the Board of Directors. The Board of Directors anticipates that the nominees listed below will be able to serve, but if any of the nominees should be unable or unwilling to serve, the proxies will be voted for a substitute selected by the Board of Directors, or the Board of Directors may decide not to select an additional person as a director or to reduce the size of the Board.
Unless otherwise specified in the enclosed proxy card, it is intended that votes will be cast for the election of J. Boyd Douglas and Charles P. Huffman as Class II directors. Proxies cannot be voted for a greater number of persons than the number of actual nominees so named. Vacancies that occur on the Board of Directors may be filled by remaining directors until the next election of directors for the class in which the vacancy occurred.
The Board of Directors recommends that the stockholders vote “FOR” each of the two Class II director nominees named above.
Information About the Nominees and Other Directors
The biographies of each of the nominees and our other directors below contain information regarding such person’s service as a director, business experience, director positions held currently or at any time during the last five years, certain familial relationships to any executive officers, if applicable, information regarding involvement in certain legal or administrative proceedings, if applicable, and, with respect to the nominees and the continuing directors, the experiences, qualifications, attributes or skills that caused the Board of Directors to determine that the person should serve as a director. Each of the nominees currently serves as a director of the Company. The stock ownership with respect to each director and nominee for director is set forth in the table entitled “Security Ownership of Certain Beneficial Owners and Management.”
Class II Nominees for Election - Terms To Expire in 2019
J. Boyd Douglas, 49, has served as CPSI’s President and Chief Executive Officer since May 2006. He was first elected as a director in March 2002. Mr. Douglas began his career with us in August 1988 as a Financial Software Support Representative. From May 1990 until December 1994, Mr. Douglas served as Manager of Electronic Billing, and from December 1994 until July 1999, he held the position of Director of Programming Services. From July 1999 until May 2006, Mr. Douglas served as CPSI’s Executive Vice President and Chief Operating Officer.
Mr. Douglas has been employed by CPSI for more than 27 years in a number of positions and areas and has served in senior executive positions for over 16 years, providing him with intimate knowledge of CPSI’s operations and the healthcare industry.
Charles P. Huffman, 62, was first elected as a director at the 2004 annual meeting. From August 2007 until his retirement in November 2008, Mr. Huffman served as Executive Vice President and Chief Financial Officer of EnergySouth, Inc., a public company specializing in natural gas distribution and storage. From 1998 to 2001, Mr. Huffman served as the

Senior Vice President, Chief Financial Officer and Treasurer of EnergySouth, Inc., and from 2001 to July 2007, Mr. Huffman served as the Senior Vice President and Chief Financial Officer of EnergySouth, Inc.
Mr. Huffman brings more than 28 years of experience as an officer of a public company, EnergySouth, Inc., including serving as the principal financial and accounting officer, which gives him a wide range of accounting, financial, capital markets and executive management experience that contributes greatly to the composition of the Board.
Class III Continuing Directors - Terms Expire in 2017
David A. Dye, 46, has been a director since March 2002, was appointed as Chairman of the Board of Directors in May 2006, and was appointed as Chief Growth Officer in November 2015, having served as our Chief Financial Officer, Secretary and Treasurer from June 2010 until November 2015. Mr. Dye began his career with CPSI in May 1990 as a Financial Software Support Representative. From that time until June 1999, he worked for CPSI in various capacities, including as Manager of Financial Software Support, Director of Information Technology and then as CPSI’s Vice President supervising the areas of sales, marketing and information technology. Mr. Dye served as CPSI’s President and Chief Executive Officer from July 1999 until May 2006, at which time he was appointed Chairman of the Board. Since July 2006, Mr. Dye has served as a director of Bulow Biotech Prosthetics, a company headquartered in Nashville, Tennessee that operates prosthetic clinics in the Southeastern United States.
Mr. Dye has been employed by CPSI for more than 21 years in a number of positions and areas and has served in senior executive positions for over 14 years, including as Chief Executive Officer for seven years and Chief Financial Officer for over five years, providing him with extensive knowledge of CPSI’s operations.
A. Robert Outlaw, Jr., 61, was first elected as a director in February 2014. Mr. Outlaw began his career with Morrison, Inc., a cafeteria management company, where he worked in the Budget & Forecasting Department and the Treasurer’s Office until 1985. In 1985, Mr. Outlaw started Marshall Biscuit Company, which he owned and operated as Chief Executive Officer for 22 years until it was purchased by Lancaster Colony Inc. in 2007. Mr. Outlaw served on the board of directors of Morrison Management Specialists, Inc., formerly known as Morrison Health Care, Inc., from 1996 until it was acquired by the Compass Group in 2001 and ceased to be a public company. Since 2005, Mr. Outlaw has served as the Chief Executive Officer and part-owner of China Doll Rice and Beans, Inc.
Mr. Outlaw’s extensive experience as the Chief Executive Officer of various companies gives him a wide range of financial and executive management experience and skills, which adds valuable expertise and insight to the Board.
Class I Continuing Directors - Terms Expire in 2018
William R. Seifert, II, 67, was first elected as a director in February 2002. From 1994 through November 2006, Mr. Seifert served as Executive Vice President of AmSouth Bank. From the closing of the merger of AmSouth Bank and Regions Bank in November 2006 until June 2009, Mr. Seifert served as Executive Vice President of Regions Bank, which is a subsidiary of Regions Financial Corporation. He has held the position of Chairman of the South Alabama Advisory Board of Regions Bank since November 2006 and served as a consultant to Regions Bank from July 1, 2009 until he retired on December 31, 2013.
During Mr. Seifert’s forty-year career in banking and financial services, he has served in numerous leadership roles, including with Regions Bank and its predecessor banks. Mr. Seifert’s extensive leadership and banking expertise adds valuable insight to the Board.
W. Austin Mulherin, III, 50, was first elected as a director in February 2002. Since 1991, Mr. Mulherin has practiced law, handling a variety of litigation and business matters for public and private companies. He has been a partner in the law firm of Frazer, Greene, Upchurch & Baker, LLC since 1998.
Mr. Mulherin’s 25 years of experience as a practicing attorney, during which period he has advised a number of public companies on a variety of issues, provides a unique and valuable perspective to the Board. Additionally, Mr. Mulherin served on the board of directors of the predecessor company to CPSI (predating CPSI’s initial public offering in 2002) and has extensive knowledge of CPSI and its operations.
John C. Johnson, 65, has been a director since 2004. Mr. Johnson worked as a real estate appraiser for Courtney & Morris Appraisals, Inc. in Mobile, Alabama from September 2001 until his retirement in August 2012. From December 1994 to January 1998, Mr. Johnson served as the President and Chief Operating Officer of Coopersmith, Inc., a regional wholesale bakery located in Mobile, Alabama. After chairing the transition team for the sale of Coopersmith, Inc. to Earthgrains Company from January 1998 to May 1999, Mr. Johnson retired from the bakery industry and worked for a brief time as the

Business Manager of Saint Ignatius Church. Mr. Johnson is currently a member of the South Alabama Advisory Board of Regions Bank, which is a subsidiary of Regions Financial Corporation.
The Board believes that Mr. Johnson’s skills and professional experiences in a variety of operational and leadership roles give him a wide range of knowledge on topics important to business and contribute greatly to the Board’s composition.

CORPORATE GOVERNANCE AND BOARD MATTERS
Governance Guidelines and Codes of Ethics
We are committed to having sound corporate governance principles. Having such principles is essential to running our business efficiently and to maintaining our integrity in the marketplace. The Board of Directors has adopted Corporate Governance Guidelines that set forth the fundamental corporate governance principles of the Company in order to demonstrate the Board’s accountability and its desire to achieve superior business results. We have adopted a Code of Business Conduct and Ethics that is applicable to all of our directors, officers (including our Chief Executive Officer and senior financial officers) and employees. We have also adopted a separate Code of Ethics with additional guidelines and responsibilities applicable to our Chief Executive Officer and senior financial officers, known as the Code of Ethics for CEO and Senior Financial Officers. Copies of the Corporate Governance Guidelines, the Code of Business Conduct and Ethics, and the Code of Ethics for CEO and Senior Financial Officers are available on our website at http://investors.cpsi.com under “Corporate Governance.”
Director Independence
Nasdaq listing standards require that the Company have a majority of independent directors. Accordingly, because our Board of Directors currently has seven members, Nasdaq requires that four or more of the directors be independent. Nasdaq’s listing standards provide that no director will qualify as “independent” for these purposes unless the Board of Directors affirmatively determines that the director has no relationship with the Company that would interfere with the exercise of the director’s independent judgment in carrying out the responsibilities of a director. Additionally, the listing standards set forth a list of relationships that would preclude a finding of independence.
The Board affirmatively determines the independence of each director and nominee for election as a director. The Board makes this determination annually. In accordance with Nasdaq’s listing standards, we do not consider a director to be independent unless the Board determines (i) that no relationship exists that would preclude a finding of independence under Nasdaq listing rules and (ii) that the director has no relationship with the Company (either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company) that would interfere with the exercise of the director’s independent judgment in carrying out his responsibilities as a director. Members of the audit, compensation and nominating and corporate governance committees must also meet applicable independence tests of Nasdaq and the SEC.
At a meeting held on January 25, 2016, the Board of Directors reviewed a summary of directors’ responses to a questionnaire asking about their relationships with the Company, as well as material provided by management related to transactions, relationships or arrangements between the Company and the directors and parties related to the directors. After deliberation, the Board determined that all five of the non-employee directors listed below are independent, and that all of the members of the audit, compensation and nominating and corporate governance committees also satisfy the independence tests referenced above.

The following table describes the categories or types of transactions, relationships or arrangements considered by the Board in reaching its determination that the following directors are independent:

Name	Independent	Transactions/Relationships/Arrangements Considered
Charles P. Huffman	Yes	None
John C. Johnson	Yes
For several years, CPSI has paid fees to Regions Bank for cash management services, and Mr. Johnson serves as a member of an advisory board of Regions Bank. The annual fees paid by CPSI have been less than 1% of the annual revenues of Regions Bank. As of January 8, 2016, Regions Bank, along with other lenders, provided CPSI with a $125 million term loan facility and a $50 million revolving credit facility. Mr. Johnson has no interest in the fees paid by CPSI to Regions Bank in connection with these relationships.

W. Austin Mulherin, III	Yes
Mr. Mulherin is a partner in a law firm that performs certain legal services for CPSI. With respect to each of the most recent three completed fiscal years, total payments by CPSI to the law firm have been significantly less than $120,000, which is also significantly less than 5% of the law firm’s annual revenues. Effective August 1, 2011, the law firm also serves as escrow agent for a copy of the software licensed by CPSI to third parties, for which the firm receives a nominal amount of consideration.

Mr. Mulherin’s brother-in-law, Matt Cole, is employed by CPSI as a sales manager. Mr. Cole is not an officer of CPSI.

William R. Seifert, II	Yes
For several years, CPSI has paid fees to Regions Bank for cash management services, and Mr. Seifert serves as chairman of an advisory board of Regions Bank. The annual fees paid by CPSI have been less than 1% of the annual revenues of Regions Bank. As of January 8, 2016, Regions Bank, along with other lenders, provided CPSI with a $125 million term loan facility and a $50 million revolving credit facility. Mr. Seifert has no interest in the fees paid by CPSI to Regions Bank in connection with these relationships

A. Robert Outlaw, Jr.	Yes	None
Company Leadership Structure
The business of the Company is managed under the direction of the Board of Directors, which is elected by our stockholders. The basic responsibility of the Board is to lead CPSI by exercising its business judgment to act in what each director reasonably believes to be the best interests of CPSI and its stockholders. Leadership is important to facilitate the Board acting effectively as a working group so that CPSI and its performance may benefit. The role of the Chairman includes providing continuous feedback on the direction, performance and strategy of CPSI, presiding as Chair of Board meetings, setting the Board’s agenda with management, leading the Board in anticipating and responding to opportunities and challenges faced by CPSI, and, to the extent the Chairman is independent under applicable Nasdaq listing rules, presiding as Chair of executive sessions of the independent members of the Board.
The Board does not have a policy requiring the separation or combination of the CEO and Chairman roles, but these positions have been separated since CPSI’s initial public offering in 2002. However, our Chairman of the Board is not independent and is our Chief Growth Officer, a position to which he was appointed in November 2015, and he served as our Chief Financial Officer from June 2010 until November 2015. We have determined that this current structure is the most appropriate and effective Board leadership structure for the Company at this time based upon a number of factors, including the experience of the applicable individuals, the current business environment, the specific needs of the business and what is in the best interests of the Company’s stockholders. However, the Board may reconsider the Company’s leadership structure from time to time in the future based on considerations at that time.
The Company does not have a lead independent director. Given the size of the Board, the Board believes that the presence of five independent directors out of the seven directors on the Board, which independent directors sit on the Board’s committees, is sufficient independent oversight of the Chief Executive Officer and the Chairman of the Board. The independent directors work well together in the current board structure, and the Board does not believe that selecting a lead independent director would add significant benefits to the Board’s oversight role.

Risk Oversight
Our management continually monitors the material risks facing the Company, including financial risk, strategic risk, operational risk, and legal and compliance risk. The Board of Directors is responsible for exercising oversight of management’s identification and management of, and planning for, those risks. The Board has delegated to certain committees oversight responsibility for those risks that are directly related to their areas of focus.
The Audit Committee reviews our policies and guidelines with respect to risk assessment and risk management, including our major financial risk exposures, and oversees the steps management has taken to monitor and control those exposures. The Compensation Committee considers risk issues when establishing and administering our compensation program for executive officers and other key personnel. The Nominating and Corporate Governance Committee oversees matters relating to the composition and organization of the Board and advises the Board how its effectiveness can be improved by changes in its composition and organization.
The Board and its committees exercise their risk oversight function by carefully evaluating the reports they receive from management and by making inquiries of management with respect to areas of particular interest to the Board or committee. We believe that our leadership structure also enhances the Board’s risk oversight function since our Chairman regularly discusses with management the material risks facing the Company. The Chairman is also expected to report candidly to his fellow directors on his assessment of the material risks we face, based upon the information he receives from management.
Board Structure and Committees
Our Board of Directors is divided into three classes, with one class of directors being elected at each annual meeting of stockholders. Each director serves for a term of three years and until his successor is elected and qualified. The Board of Directors oversees the business and affairs of the Company and monitors the performance of its management. Although the Board of Directors is not involved in the Company’s day-to-day operations, the directors keep themselves informed about the Company through meetings of the Board, reports from management and discussions with the Company’s executive officers. Directors also communicate with the Company’s outside advisors, as necessary. The Board of Directors met 21 times in 2015.
During 2015, the Company had three standing committees of the Board of Directors: the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee. The Board may from time to time form other committees as circumstances warrant. Such committees will have the authority and responsibility as delegated by the Board.
Only members of the Board of Directors can be members of a committee, and each committee is required to report its actions to the full Board of Directors. The Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee each operates under a written charter adopted by the Board. Charters for each of these three committees are available on the Company’s website at http://investors.cpsi.com under “Corporate Governance.”
None of the incumbent directors attended less than 75% of the aggregate of (a) the total number of meetings held in 2015 of the Board of Directors and (b) the total number of meetings held in 2015 of all committees of the Board of Directors on which he served. Absent extenuating circumstances, directors are expected to attend annual meetings of the Company’s stockholders. All of our incumbent directors attended the 2015 annual meeting of stockholders.
The following describes the functions and sets forth the current membership of each committee of the Board of Directors. The number of meetings that each committee held in 2015 is also listed.
Audit Committee
The current members of the Audit Committee are Charles P. Huffman (Chairman), William R. Seifert, II and A. Robert Outlaw, Jr. The Board of Directors has determined that each of the directors who served on the Audit Committee during 2015 qualifies as independent under applicable Nasdaq listing standards and satisfies the heightened independence standards under SEC rules. Furthermore, in accordance with SEC rules, the Board has determined that Charles P. Huffman qualifies as an “audit committee financial expert” as defined by the applicable SEC rules. The Audit Committee met five times during 2015.
The primary purpose of the Audit Committee is to assist the Board of Directors in fulfilling its oversight responsibilities with respect to: the financial reports and other financial information provided by the Company to its stockholders and others; the Company’s financial policies and procedures; the Company’s system of internal controls; and the Company’s auditing, accounting and financial reporting processes. The Audit Committee is directly responsible for appointing and overseeing the independent auditor of the Company. The Report of the Audit Committee appears on page 34 of this proxy statement.

Compensation Committee
The current members of the Compensation Committee are William R. Seifert, II (Chairman), John C. Johnson and A. Robert Outlaw, Jr. The Board of Directors has determined that each of the directors who served on the Compensation Committee during 2015 qualifies as independent under applicable Nasdaq listing standards and satisfies the heightened independence criteria applicable to compensation committee members under Nasdaq listing rules. The Compensation Committee met three times during 2015.
The Compensation Committee is authorized to approve and recommend to the Board of Directors the compensation to be paid to officers, directors and committee members of the Company. Executive compensation may include, but is not limited to, salaries, performance-based bonuses, and time-based and performance-based equity awards, other annual compensation and any combination thereof as the Compensation Committee deems appropriate in light of the performance of the Company. The Compensation Committee Report appears on page 22 of this proxy statement.
Additionally, the Compensation Committee has reviewed CPSI’s compensation programs, plans and practices for all of its employees as they relate to risk management and risk-taking initiatives to ascertain if they serve to incent risks which are “reasonably likely to have a material adverse effect” on CPSI. As a result of this process, the Compensation Committee concluded and informed the Board of Directors that any risks arising from these programs, plans and practices are not reasonably likely to have a material adverse effect on the Company.
Nominating and Corporate Governance Committee
The current members of the Nominating and Corporate Governance Committee are John C. Johnson (Chairman) and Charles P. Huffman. The Board of Directors has determined that each of the directors who served on the Nominating and Corporate Governance Committee during 2015 qualifies as independent under applicable Nasdaq listing standards. The Nominating and Corporate Governance Committee met once during 2015.
The purposes of the Nominating and Corporate Governance Committee are to (a) identify individuals qualified to become members of the Board and to recommend director nominees to the Board for election by the stockholders, (b) monitor, oversee and evaluate the corporate governance principles applicable to the Company and (c) oversee the evaluation of the Board and management.
Consideration of Director Nominees
Criteria and Diversity
Criteria that will be used by the Nominating and Corporate Governance Committee in connection with evaluating and selecting new directors include factors relating to whether the director candidate would meet the definition of “independence” required by the Nasdaq listing standards, as well as skills, occupation and experience in the context of the needs of the Board. The Company’s Corporate Governance Guidelines also set forth certain factors that should be considered by the Nominating and Corporate Governance Committee in recommending a nominee to the Board, including relevant experience, intelligence, independence, commitment, integrity, diligence, conflicts of interest, age, compatibility with the Company’s management team and culture, prominence, understanding of the Company’s business, the ability to act in the interests of all stockholders and other factors deemed relevant. The Board believes that the backgrounds and qualifications of the directors, considered as a group, should provide a significant composite mix of experience, knowledge and abilities that will allow the Board to fulfill its responsibilities.
Although neither the Board nor the Nominating and Corporate Governance Committee has a policy with regard to the consideration of diversity in identifying director nominees, the director nomination process is designed to ensure that the Board includes members with diverse backgrounds and experiences. The goal of this process is to assemble a group of Board members with deep, varied experience, sound judgment and commitment to CPSI’s success. For a discussion of the individual experiences and qualifications of our Board members, please refer to the section entitled, “Proposal 1: Election of Class II Directors” in this proxy statement.
Process for Identifying and Evaluating Nominees for Director
The process that will be followed by the Nominating and Corporate Governance Committee to identify and evaluate director candidates will include requests to Board members and others for recommendations, meetings from time to time to evaluate biographical information and background material relating to potential candidates, and interviews of selected candidates by members of the Nominating and Corporate Governance Committee and the Board. Assuming that appropriate biographical and background material is provided for candidates recommended by stockholders, the Nominating and Corporate

Governance Committee will evaluate those candidates by following substantially the same process, and applying substantially the same criteria, as for candidates submitted by Board members.
Director Nominees Proposed by Stockholders
The Nominating and Corporate Governance Committee will consider stockholder-recommended director candidates for inclusion in the slate of nominees that the Board recommends to the stockholders for election. In considering whether to recommend any candidate for inclusion in the Board’s slate of recommended director nominees, including candidates recommended by stockholders, the Nominating and Corporate Governance Committee will apply the selection criteria described above. The Nominating and Corporate Governance Committee will not assign specific weights to its various criteria and no particular criterion is necessarily applicable to all prospective nominees.
Stockholders may recommend to the Nominating and Corporate Governance Committee individuals to be considered as potential director candidates by submitting the following information to the “Nominating and Corporate Governance Committee of Computer Programs and Systems, Inc.,” c/o Corporate Secretary, 6600 Wall Street, Mobile, Alabama 36695:

•	The name of the recommended person;

•
All information relating to such person that is required to be disclosed in solicitations of proxies for election of directors pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended;

•	The written consent of the recommended person to being named in the proxy statement as a nominee and to serve as a director if elected;

•
As to the stockholder making the recommendation, the name and address of such stockholder, as it appears on the Company’s books; provided, however, that if the stockholder is not a registered holder of the Company’s common stock, the stockholder should submit his or her name and address along with a current written statement from the record holder of the shares that reflects his or her beneficial ownership of the Company’s common stock; and

•	A statement disclosing whether such stockholder is acting with or on behalf of any other person and, if applicable, the identity of such person.
In addition to submitting nominations in advance to the Nominating and Corporate Governance Committee for consideration, a stockholder also may nominate persons for election to the Board of Directors in person at a stockholders meeting. Section 2.2 of the Company’s Bylaws provides for procedures pursuant to which stockholders may nominate a candidate for election as a director of the Company. To provide timely notice of a director nomination at a meeting of stockholders, the stockholder’s notice must be received by the Secretary at the principal executive offices of the Company, 6600 Wall Street, Mobile, Alabama 36695: (1) with respect to any annual meeting, not earlier than the close of business on the 120th day and not later than the close of business on the 90th day prior to the first anniversary of the preceding year’s annual meeting; (2) if the date of the applicable annual meeting is convened more than 30 days before or more than 70 days after such anniversary date, or if no annual meeting was held in the preceding year, not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made by the Company; or (3) with respect to any special stockholders meeting called by the Board for election of directors, not earlier than the close of business on the 120th day prior to such special meeting and not later than the close of business on the later of the 90th day prior to such special meeting or the 10th day following the day on which public announcement is first made of the date of such meeting and of the nominees proposed by the Board of Directors to be elected at such meeting. The stockholder’s notice must contain the information specified in Section 2.2 of the Bylaws with respect to the nominee for director and the nominating stockholder. The chairperson of the meeting shall have the power to determine and declare to the meeting whether or not a nomination was made in accordance with the procedures set forth in our Bylaws and, if the chairman determines that a nomination is not in accordance with the procedures set forth in the Bylaws, to declare to the meeting that the defective nomination will be disregarded.
You may find the Company’s Bylaws by going to the Company’s website at http://investors.cpsi.com under “Corporate Governance.” Printed copies of the Bylaws may also be obtained at no charge by writing to the Corporate Secretary at 6600 Wall Street, Mobile, Alabama 36695.

Stockholder Communications with the Board
The Board of Directors will give appropriate attention to written communications that are submitted by stockholders and will respond as the Board deems appropriate. Stockholders and other interested parties who wish to send communications on any topic to the Board should address such communications to:
Chairman of the Nominating and Corporate Governance Committee
of Computer Programs and Systems, Inc.
c/o Corporate Secretary
6600 Wall Street
Mobile, Alabama 36695
All communications to the Board will be relayed to the Chairman of the Nominating and Corporate Governance Committee without being screened by management. Absent unusual circumstances or as contemplated by committee charters, the Chairman of the Nominating and Corporate Governance Committee will be primarily responsible for monitoring communications from stockholders and will provide copies or summaries of such communications to the other directors as he considers appropriate. Communications will be forwarded to all directors if they relate to substantive matters and include suggestions or comments that the Chairman of the Nominating and Corporate Governance Committee considers to be important for the directors to know.
Executive Sessions
Executive sessions of the independent directors of the Board of Directors are to be held at least two times a year and otherwise as needed. These sessions are chaired by an independent director selected by a majority of the independent directors.
Compensation Committee Interlocks and Insider Participation
The Compensation Committee, which establishes the compensation of the executive officers of CPSI, during 2015 was comprised of Messrs. Seifert, Johnson and Outlaw. No member of the Committee is, or was during 2015, an executive officer of another company whose board of directors has a comparable committee on which one of our executive officers serves.
Stock Ownership Guidelines for Non-Employee Directors
CPSI has always encouraged directors to have a financial stake in the Company, and the directors have generally owned shares of our common stock, but until 2012 the Company did not have any specified level of share ownership for individual directors. On January 23, 2012, however, the Board of Directors, at the recommendation of the Nominating and Corporate Governance Committee, amended CPSI’s Corporate Governance Guidelines in order to implement a formal stock ownership guideline for non-employee directors. Under the original guideline, each non‑employee director was required to acquire and beneficially own shares of CPSI common stock with a value equal to at least three times the director’s annual retainer. Current non-employee directors have until the later to occur of January 23, 2017 and five years from the date of such director’s initial election to the Board to satisfy this original guideline. On March 18, 2016, the Board, at the recommendation of the Compensation Committee, amended the Corporate Governance Guidelines in order to increase the ownership requirement such that each non-employee director is required to acquire and beneficially own shares of CPSI common stock with a value equal to at least four times the director’s annual retainer. Current non-employee directors have five years (until March 18, 2021) to satisfy this guideline, while any new non-employee director has five years from the date of his or her election or appointment to the Board to satisfy this guideline.
The minimum number of shares to be held by a director will be calculated on the first trading day of each calendar year based on the fair market value of such shares. Any subsequent change in the value of the shares will not affect the amount of stock directors should hold during that year. For purposes of meeting the ownership guidelines, the following categories of stock are counted: (i) shares owned directly, (ii) shares owned indirectly (e.g., by a spouse, minor children or a trust), and (iii) time-vesting restricted stock. However, unexercised stock options and unearned performance shares, if any, are not counted toward meeting the guideline. Also, any shares that are subject to hedging, monetization or pledging transactions are not counted toward meeting the ownership guideline. If the number of shares that a director should own is increased as a result of an increase in the amount of such director’s annual retainer, the director will have five years from the effective date of the increase to attain the increased level of ownership.

EXECUTIVE COMPENSATION AND OTHER INFORMATION
Compensation Discussion and Analysis
Overview
This Compensation Discussion and Analysis (CD&A) provides information about the material components of our executive compensation programs for our Named Executive Officers (who we refer to as our “named executives”), whose compensation is set forth in the 2015 Summary Compensation Table and other compensation tables contained in this proxy statement:

•	J. Boyd Douglas, President and CEO

•	Matt J. Chambless, Chief Financial Officer, Secretary and Treasurer

•	David A. Dye, Executive Chairman and Chief Growth Officer

•	Christopher L. Fowler, Chief Operating Officer (CPSI) and President (TruBridge)

•	Victor S. Schneider, Executive Vice President

•	Troy D. Rosser, Senior Vice President - Sales
Our compensation program is designed to motivate and retain our executive officers, to align their financial interests with those of our stockholders, and to reward Company performance and/or behavior that enhances stockholder returns. This CD&A explains how the Compensation Committee of the Board of Directors made compensation decisions in 2015 and in early 2016 for our named executives.
Compensation Philosophy and Objectives
Our policy with respect to the compensation of executive officers is linked to our historical method for identifying and selecting executive officers to manage the Company. Generally, we have sought to identify and promote talented individuals from within the Company to become our executive officers. Specifically, those individuals hired by us who have demonstrated over time the greatest ability to successfully develop, market and manage our products and services, who have developed a comprehensive understanding of our operations and finances from the ground up, and who have exhibited strong management skills have been promoted by the Board of Directors to the executive officer ranks. We feel that this method of selecting executive officers offers us the best chances of continuing to grow our business and of generating long-term returns for our stockholders. Our compensation philosophy is consistent with, and attempts to further, our belief that the caliber and motivation of our executive officers, and their leadership, are critical to our success.
The primary goal of our compensation program is to align the interests of our executives with those of our stockholders. Rewarding the achievement of established performance goals has the objective of increasing long-term stockholder value. In order to attract and retain the highest quality executive talent, we target a total direct compensation package (consisting of base salary, annual cash incentive and annual long-term equity incentive awards) to align with the 50th percentile of the competitive market.
The principal components of compensation for our named executives include:

•
Base Salary: Fixed compensation designed to attract and retain leadership talent. Additionally, of the named executives identified in the Summary Compensation Table on page 23 of this proxy statement, the base salaries of two of them, Troy D. Rosser and Victor S. Schneider, consist in part of commissions, which are based on the amount of profit generated by the Company from its sales of software systems and hardware and the amount of revenues generated from its sales of business management, consulting and managed IT services.

•	Annual Cash Incentive Compensation: Variable compensation intended to provide our executives with a financial incentive to achieve critical short-term performance objectives.

•	Long-Term Incentives: Variable compensation designed to align a portion of executive compensation to the Company’s longer-term operational performance as well as share price growth.
The Board of Directors adopted on January 27, 2014, and the stockholders of the Company approved at the 2014 annual meeting, the Computer Programs and Systems, Inc. 2014 Incentive Plan (the “2014 Incentive Plan”). The 2014 Incentive Plan is an omnibus incentive plan under which the Compensation Committee is able to grant time- and performance-based equity awards and performance-based cash incentive awards. The Compensation Committee has made annual grants of performance share awards and performance-based annual cash bonus awards under the 2014 Incentive Plan in order to further link executive compensation with the performance of the Company. Additionally, the Compensation Committee has granted time-based restricted stock awards, which have been made annually in order to provide management with an equity interest in the Company and which we believe help to motivate them and align their financial interests with those of our stockholders.
We believe that our compensation program has been successful in retaining executive talent, in that all of the current named executives except one have been employed by the Company for at least 15 years, and that it is important to continue to create incentives to ensure the retention of those executives and other employees who are critical to the success of our business.
Oversight of Executive Compensation
Our Compensation Committee is responsible for establishing, overseeing and reviewing executive compensation policies as well as validating and benchmarking the compensation and benefits provided to our named executive officers. Our Compensation Committee is currently comprised solely of independent directors and has oversight of the executive compensation program.
Role of Executive Officers in Compensation Decisions
Our Chief Executive Officer and Chief Financial Officer make recommendations to the Compensation Committee regarding base salaries, commission arrangements, bonuses and equity compensation grants for the remainder of our executives. Neither the Chief Executive Officer nor the Chief Financial Officer is involved in determining his own compensation. The Compensation Committee has discretion to approve, disapprove or modify recommendations made by these executives.
Role of Compensation Consultant
In October 2015, the Compensation Committee engaged Frederic W. Cook & Co., Inc. (“Cook”), which has served as the Committee’s compensation consultant since such date. The Committee previously retained Pearl Meyer & Partners, LLC (“PM&P”), which served as the Committee’s compensation consultant from mid-2013 through October 2015. Cook was engaged by the Committee to review, assess and provide recommendations with respect to certain aspects of the Company’s compensation program for executive officers and directors. In this role, Cook renders services specifically requested by the Compensation Committee, which has included examining the overall pay mix for our executives, conducting a competitive assessment of our executive compensation program and making recommendations to and advising the Compensation Committee on compensation design and levels. In this regard, Cook provides advice to the Compensation Committee on structuring annual and long-term incentive arrangements for executives. In addition, Cook provides advice to the Compensation Committee on the compensation elements and levels for non-employee directors. CPSI did not engage Cook or PM&P for any projects other than those directed by the Compensation Committee, which were limited to engagements involving the compensation of executives and directors, and neither Cook nor PM&P has performed any other services for CPSI. The Compensation Committee assessed each of Cook’s and PM&P’s independence based on various factors and has determined that each of Cook’s and PM&P’s engagement and the services provided by Cook and PM&P to the Compensation Committee did not raise any conflict of interest.
Consideration of Prior Shareholder Advisory Vote on Executive Compensation
We provide our shareholders with the opportunity annually to vote to approve, on an advisory basis, the compensation of our named executives (often referred to as a “say-on-pay” vote). Although the “say-on-pay” vote is advisory and non-binding, the Compensation Committee considers the outcome of the vote as part of its executive compensation planning process. At each of the 2013, 2014 and 2015 annual meetings of stockholders, over 95% of the votes cast on the “say-on-pay” proposal were voted in favor of the compensation of CPSI’s named executive officers as disclosed in the proxy statement for such meeting. Our Compensation Committee considered this high level of shareholder support when determining the compensation for 2015 and 2016, and decided not to make any significant changes to the structure of our compensation program. The Committee concluded that the Company’s compensation program should continue to emphasize the performance, alignment and retention objectives described herein.

Peer Group
The Compensation Committee’s former compensation consultant, PM&P, worked with the Compensation Committee in mid-2013 to develop a peer group of public companies of similar size and in the same or a similar industry for use in executive compensation benchmarking and analysis. The peer group developed by PM&P in 2013 and used by the Compensation Committee through October 2015 is shown in the following table:

Company Name	Ticker
Accelrys, Inc.	N/A (no longer a public company)
Actuate Corporation	BIRT
American Software, Inc.	AMSWA
athenahealth, Inc.	ATHN
Blackbaud, Inc.	BLKB
Ebix, Inc.	EBIX
Greenway Medical Technologies, Inc.	N/A (no longer a public company)
HealthStream, Inc.	HSTM
Medidata Solutions, Inc.	MDSO
Merge Healthcare, Inc.	MRGE
Omnicell, Inc.	OMCL
Pros Holdings, Inc.	PRO
Quality Systems, Inc.	QSII
RCM Technologies, Inc.	RCMT
Sourcefire, Inc.	N/A (no longer a public company)
Tyler Technologies, Inc.	TYL
The Compensation Committee’s current compensation consultant, Cook, worked with the Committee in late 2015 to develop a revised peer group for purposes of executive compensation pay benchmarking purposes. The companies were selected because they provide services in the health care technology, application software, research and consulting, and other healthcare-related industries and had approximately one-third to three times the pro forma revenues of CPSI for the trailing twelve months. Pro forma revenue of $300 million was used for CPSI for this time period, taking into account the additional revenue expected to be provided by CPSI’s acquisition of Healthland Holding Inc. and its affiliates. The median revenue of the peer group for the trailing twelve months was approximately $256 million. In calculating CPSI’s revenues, Cook believed it was appropriate to take into account CPSI’s acquisition of Healthland Holding Inc. and its affiliates in order to compare CPSI’s compensation practices against the larger, more complicated businesses that will more closely resemble the combined company in the future. The peer group developed by Cook in 2015 and used by the Compensation Committee for 2016 pay actions is shown in the following table:

Company Name	Ticker
Accretive Health, Inc.	ACHI
American Software, Inc.	AMSWA
athenahealth, Inc.	ATHN
Blackbaud Inc.	BLKB
Ebix Inc.	EBIX
Guidance Software, Inc.	GUID
Healthstream Inc.	HSTM
HMS Holdings Corp.	HMSY
Jive Software, Inc.	JIVE
MedAssets, Inc.	MDAS
Medidata Solutions, Inc.	MDSO
Omnicell, Inc.	OMCL
PROS Holdings, Inc.	PRO
Quality Systems Inc.	QSII
RCM Technologies Inc.	RCMT
Tyler Technologies, Inc.	TYL
Vocera Communications, Inc.	VCRA

Competitive Market Assessment of Executive Compensation Program
The Compensation Committee engaged Cook to conduct a competitive market assessment of our executive officer compensation program which was presented to the Compensation Committee in December 2015. The competitive market assessment included an analysis of pay data, including base salary, short-term incentives, long-term incentives and total compensation values, for CPSI executives compared to executives in similar positions with the peer group companies listed above, as well as compensation survey data for companies of similar size and industry background.
The results of the competitive market assessment showed that the total target direct compensation opportunity (salary plus target annual incentive opportunity plus target annual long-term incentive awards) for our non-commissioned named executives in 2015 was conservatively positioned between the 25th and 50th percentiles of the market data, while the total direct compensation opportunity for our two commissioned named executives was positioned between the 50th and 75th percentiles of the market data in 2015. The competitive market assessment illustrated that, while the pay levels of our named executives are reasonably aligned with the market data, increased long-term equity incentives for the non-commissioned named executives would bring their total target direct compensation opportunity in line with the market median.
The Compensation Committee determined the appropriate levels of compensation for each executive after considering the competitive market assessment and a number of other factors, including an assessment of each individual’s performance, experience and expertise related to his or her responsibilities, CPSI’s operating and financial results, and recommendations and advice from Cook.
Elements Used to Achieve Compensation Objectives
For 2015, the Compensation Committee reviewed competitive market data provided by PM&P to assess the competitiveness of our compensation program for our executive officers, including the named executives. In response to this analysis and assessment, the Compensation Committee focused on increasing the target incentive compensation opportunity for executives and making the compensation program more performance-based in order to, among other things, more effectively align the interests of executives with those of the stockholders and bring the compensation program more in line with the Company’s peers.
We do not have a formal policy or target for allocating compensation between long-term and short-term compensation or between cash and equity compensation, although the Compensation Committee believes in the importance of and increased focus on performance-based compensation. The Compensation Committee will continue to determine what it believes to be the appropriate level and mix of the various compensation components based on recommendations from management and its compensation consultant, if applicable, Company performance and individual performance.
Base Salaries. Each named executive’s base salary is determined principally by the responsibilities required by the executive’s position, as well as the executive’s length of service in a position and at our Company, and also takes into account the amount of other elements of compensation. Based on the application of these factors, the Board of Directors approved, upon the recommendation of the Compensation Committee, increases in the annual base salaries of two of the named executive officers of the Company and a decrease in the annual base salary of one of the named executive officers of the Company in connection with the position changes that became effective on November 25, 2015. Christopher L. Fowler, who was appointed Chief Operating Officer (CPSI) and President (TruBridge), received an increase in base salary of $75,000 (or 17.6%), from $425,000 to $500,000. Matt J. Chambless, who was appointed Chief Financial Officer, Secretary and Treasurer, received an increase in base salary to $325,000. David A. Dye, Executive Chairman and Chief Growth Officer, experienced a decrease in base salary of $79,000 (or 15.7%), from $504,000 to $425,000. The amount of any future increase or decrease in base salary will be considered based on the above mentioned factors, including the Company’s financial performance and, in the discretion of the Compensation Committee, the compensation paid by our competitors and/or other comparable-sized companies.
Sales Commissions. Two of our current named executives - Victor S. Schneider and Troy D. Rosser - were compensated in 2015 in part through the payment of commissions. The amount of commissions earned by each named executive is included in the Salary column of the Summary Compensation Table on page 23 of this proxy statement.
Mr. Schneider, Executive Vice President, is responsible for revenue generation efforts, customer relations, strategic growth initiatives and positioning, and market execution. As the Company’s highest ranking officer with a direct responsibility for sales, Mr. Schneider has received each year since 2004 a commission, payable monthly, equal to 0.5% of the Company’s gross profit from sales of software systems and hardware to both new and existing customers of the Company during such year. Additionally, Mr. Schneider has received each year since 2004 a commission, payable monthly, equal to 1.0% of the Company’s revenues from the first two years of billing on contracts entered into for business management, consulting and managed IT services. Commissions from sales of software and hardware become payable at the time of completion of the installation of the applicable hardware and/or software. Commissions from sales of business management, consulting and managed IT services become payable at the time that the Company recognizes revenue from such sales under generally accepted accounting principles (“GAAP”). There are no threshold, target or maximum amounts or quotas established for the calculation of commissions due to Mr. Schneider.
Mr. Rosser, Senior Vice President-Sales, is responsible for overseeing all of the Company’s sales and marketing efforts. As the Company’s second highest ranking officer with a direct responsibility for sales, Mr. Rosser has received each year since 2006 a commission, payable monthly, equal to 1.0% of the Company’s gross profit from sales of software systems and hardware to new customers of the Company during such year. Such commission rate increases to 1.5% on gross profit exceeding $14,000,000 in a year (which threshold was increased as of February 1, 2013 to $16,475,704). Mr. Rosser has also received since 2006 a commission, payable monthly, equal to 0.5% of the Company’s gross profit from sales of software systems and hardware to existing customers. Additionally, Mr. Rosser has received each year since 2006 a commission, payable monthly, equal to 1.0% of the Company’s revenues from the first two years of billing on contracts entered into for business management, consulting and managed IT services. Commissions from sales of software and hardware become payable at the time of completion of the installation of the applicable hardware and/or software. Commissions from sales of business management, consulting and managed IT services become payable at the time that the Company recognizes revenue from such sales under GAAP. Other than for the potential increase in commission rate (from 1.0% to 1.5%) on gross profit from sales of software and hardware to new customers, there are no threshold, target or maximum amounts or quotas established for the calculation of commissions due to Mr. Rosser.
In the event that a customer defaults on payment for software, hardware or business management services, all commissions paid to these executives on the defaulted accounts are deducted from future commissions. In the event that partial payment from a customer is received, commissions are deducted pro rata based on the amount of the payment received. Other than in the event of an executive’s death, the Company discontinues all commission payments upon termination of the executive’s employment with the Company.
The Compensation Committee approved the specific sales metrics for these executives based on input from the Chief Executive Officer and the estimated amount of total compensation that would be payable based on historical sales information. The commissions are designed to reward the executives for Company performance directly related to sales activities. As previously described, there are no threshold, target or maximum amounts or quotas established for the calculation of commissions due to these executives.
Annual Performance-Based Cash Bonuses. In order to further align the interests of the executives with those of the stockholders, the Compensation Committee granted at its February 5, 2015 meeting performance-based cash bonus awards pursuant to the 2014 Incentive Plan to each executive officer of the Company, other than executive officers earning commission-based compensation and Mr. Chambless, who did not become an executive officer of the Company until November 25, 2015. Each eligible named executive officer was granted a target incentive amount (in dollars and as a percentage of base salary), with the actual incentive earned to be calculated based on growth of the Company’s earnings before interest, income taxes, depreciation and amortization (“EBITDA”) in 2015 versus the Company’s EBITDA in 2014. The Compensation Committee believes that EBITDA is an appropriate metric for evaluating the overall financial performance of the Company and has used EBITDA as the metric for its annual cash incentive programs since 2011.
Under the terms of the performance-based cash bonus awards granted in 2015, the eligible named executives were entitled to:

▪	50% of their target cash bonus award if the Company’s EBITDA in 2015 was 90% of EBITDA in 2014 (the threshold award);

▪	100% of their target cash bonus award if the Company’s EBITDA in 2015 was 100% of EBITDA in 2014 (the target award); and

▪	150% of their target cash bonus award if the Company’s EBITDA in 2015 was 120% or more of EBITDA in 2014 (the maximum award).
The Company interpolates between the threshold, target and maximum award amounts.

Actual Results
In 2015 the Company achieved 53.07% of 2014 EBITDA, an amount below the threshold performance level, resulting in the eligible named executives receiving 0% of their target award amounts under the terms of the 2015 performance-based cash bonus awards. The individual target cash bonus amounts, including as a percentage of salary, for the named executives who received performance-based cash bonus awards for 2015, and the amount earned and paid based on the level of achievement of EBITDA growth, were as follows:

	Target Cash Bonus as a % of Salary	Target Cash Bonus Amount	Actual Cash Bonus Paid
J. Boyd Douglas	48%	$302,400	$—
David A. Dye	48%	$241,920	$—
Christopher L. Fowler	18%	$76,500	$—
Long-Term Incentive Awards. We have made long-term grants of equity compensation to executive officers in order to align their interests and compensation with the long-term interests of stockholders and provide an incentive for them to maintain their relationship with the Company. Beginning in 2014, in order to further link compensation to Company performance, the Compensation Committee began granting both time-based restricted stock and performance share awards. The Committee considers many factors in determining the appropriate mix of long-term incentive equity awards in order to retain, incentivize and appropriately reward executives for the creation of value for stockholders.
Time-Based Restricted Stock. At its February 5, 2015 meeting, the Compensation Committee granted time-based restricted stock awards to all of the current executive officers of the Company, including our named executive officers, under the 2014 Incentive Plan, with one-third of the shares vesting on each one-year anniversary of the date of grant, commencing on February 5, 2016. The size of the restricted stock awards granted to the executives has been based on the subjective determination of the Compensation Committee, which considers each executive’s importance to and tenure with the Company and level of responsibility. In order to vest, the executive must remain employed by us as an executive on each vesting date.
Performance Share Awards. The Compensation Committee also granted at its February 5, 2015 meeting performance share awards pursuant to the 2014 Incentive Plan to each executive officer of the Company, including our named executive officers but excluding Mr. Chambless, who did not become an executive officer of the Company until November 25, 2015. Each eligible named executive officer was granted a target number of performance shares, with the actual number of performance shares earned and to be issued to be calculated based on growth in earnings per share (“EPS”) between 2014 and 2015. The Compensation Committee believes that EPS is an appropriate metric for aligning executive pay with Company performance.
Under the terms of the performance share awards granted in 2015, the eligible named executives were entitled to:

▪	50% of their target share award if the Company’s EPS in 2015 was 90% of EPS in 2014 (the threshold award);

▪	100% of their target share award if the Company’s EPS in 2015 was 100% of EPS in 2014 (the target award); and

▪	150% of their target share award if the Company’s EPS in 2015 was 120% or more of EPS in 2014 (the maximum award).
The Company interpolates between the threshold, target and maximum award amounts. The actual performance shares earned by the named executives, if any, are issued as shares of restricted stock following the certification by the Compensation Committee of the Company’s achievement of the performance goal set forth above. Such shares of restricted stock are subject to time-based vesting, with one-third of the shares vesting on each one-year anniversary of the certification. In order to vest, the executive is required to remain employed by us as an executive on each vesting date.

Actual Results
In 2015 the Company achieved 55.10% of 2014 EPS, an amount below the threshold performance level, resulting in the eligible named executives receiving 0% of their target award amounts under the terms of the 2015 performance share awards. The individual target number of performance shares, including the dollar value of such target number, for the named executive officers who received performance share awards for 2015 and the number of shares earned based on the level of achievement of EPS growth, were as follows:

	Dollar Value of Target Award	Target Number of Performance Shares	Actual Performance Shares Earned
J. Boyd Douglas	$300,000	5,786	—
David A. Dye	$300,000	5,786	—
Christopher L. Fowler	$225,000	4,339	—
Victor S. Schneider	$225,000	4,339	—
Troy D. Rosser	$225,000	4,339	—
2016 Compensation Actions
For 2016, the Compensation Committee reviewed competitive market data provided by Cook to assess the competitiveness of our compensation program for our executive officers, including the named executives. In response to this analysis and assessment, the Compensation Committee has continued to focus on creating an executive pay mix that is balanced and increasing the long-term incentive component of the compensation program.
Base Salaries. At its meeting on March 14, 2016, the Compensation Committee approved an increase in Victor S. Schneider’s base salary of $150,000 (or 60%), from $250,000 to $400,000, to reflect that Mr. Schneider will no longer be compensated based upon commissions. The Committee and the Company’s management believe that this compensation structure will more appropriately reflect Mr. Schneider’s current responsibilities.
Annual Performance-Based Cash Bonuses. The Compensation Committee granted performance-based cash bonus awards pursuant to the 2014 Incentive Plan to the non-commissioned named executive officers at its meeting on March 14, 2016. Each such individual was granted a target incentive amount (in dollars and as a percentage of base salary), with the actual incentive earned to be calculated based on the Company’s Adjusted EBITDA (as defined below) in 2016 compared to the Company’s target Adjusted EBITDA for 2016. “Adjusted EBITDA” is a non-GAAP financial measure and consists of GAAP net income, as reported, adjusted for: (i) deferred revenue and other adjustments arising from purchase price allocation adjustments related to the Healthland acquisition; (ii) depreciation and amortization; (iii) stock-based compensation expense; (iv) transaction-related costs; (v) interest expense and other, net; and (vi) the provision for income taxes, net of the cash benefits derived from the utilization of net operating loss carryforwards acquired in the acquisition of Healthland Holding Inc. and its affiliates.
Long-Term Incentive Awards
Time-Based Restricted Stock. The Compensation Committee granted restricted stock awards to all of the current executive officers of the Company, including our named executive officers, at its meeting on March 14, 2016. These awards were granted under the 2014 Incentive Plan and are subject to time-based vesting, with one-third of the shares vesting on each one-year anniversary of the date of grant, commencing on March 14, 2017.
Performance Share Awards. At its meeting on March 14, 2016, the Compensation Committee granted performance share awards pursuant to the 2014 Incentive Plan to each executive officer of the Company, including our named executive officers. Each named executive officer was granted a target number of performance shares, with the actual number of performance shares earned and to be issued to be calculated based on the Company’s Adjusted EPS (as defined below) in 2016 compared to the Company’s target Adjusted EPS for 2016. “Adjusted EPS” is a non-GAAP financial measure and consists of GAAP net income, as reported, adjusted for the after-tax effects of (i) acquisition-related amortization; (ii) stock-based compensation expense; (iii) transaction-related costs; and (iv) non-cash charges to interest expense and other, divided by weighted shares outstanding (diluted) in the applicable period.
Equity Grant Practices
As discussed above, the Compensation Committee intends to continue to make regular grants of equity that incentivize performance and have retentive effect. In 2016, the Compensation Committee continued to structure the equity awards to the Company’s executive officers, including the named executives, so that approximately 50% of the equity is time-based restricted stock and approximately 50% is performance share awards (at the target level of performance).
To date, our practice in granting equity has been to determine the dollar amount of equity compensation that we want to provide the executives and then to grant a number of shares of time-based restricted stock or the target number of performance-based shares, as applicable, that has a fair market value equal to that amount on the date of grant. We determine the fair market value based on the closing price of our stock on the Nasdaq Stock Market on the date of grant. We do not select grant dates based upon the public release of material information about the Company, and the proximity of the grant date of any award to the date on which we announce such information is coincidental.
Employment, Severance and Change-in-Control Arrangements
Our named executives do not have employment, severance or change-in-control agreements. Our named executives serve at the will of the Board, which enables the Company to terminate their employment with discretion as to the terms of any severance arrangement. This is consistent with the Company’s employment and compensation philosophy. However, the named executives are eligible to receive certain benefits upon the termination of their employment with the Company or a change in control of the Company with respect to awards made under the 2005 Restricted Stock Plan and 2014 Incentive Plan (the “Plans”). Under the Plans, if a named executive officer’s employment is terminated due to death or “Disability” (as defined in the Plans), the executive will be entitled to receive the pro rata portion of any performance-based cash bonus and any performance share award that would have been earned had the termination not occurred, and the vesting of any unvested restricted stock will automatically accelerate. If a named executive officer’s employment is terminated without “Cause” (as defined in the Plans), the Compensation Committee of the Board of Directors may determine, in its sole discretion, to accelerate the vesting of any unvested restricted stock. Finally, in the event of a “Change in Control” of the Company (as defined in the Plans) prior to the last day of a performance period, any performance-based cash bonus and any performance share award will be deemed earned at the target level, and the vesting of any unvested restricted stock will automatically accelerate. The Compensation Committee believes these benefits are necessary in order to retain qualified officers. See “Potential Payments Upon Termination or Change-in-Control” below for additional detail.
Perquisites and Other Benefits
None of our executive officers receives any perquisites. Our policy is to not provide perquisites to executives, in part because we believe that they do not effectively incentivize management to improve the financial performance of the Company. Additionally, we do not maintain any pension or defined benefit plans for the benefit of our executive officers.
Our executive officers participate in the Company’s 401(k) plan on the same terms as all of our employees. The plan allows eligible employees to contribute up to 60% of their pre-tax earnings up to the statutory limit prescribed by the Internal Revenue Service. The Company matches a discretionary amount determined by the Board of Directors. In 2015, we matched employee contributions up to $2,000 per employee. Mr. Chambless also participated in 2015 in the Company’s non-qualified profit-sharing plan under which all full-time, non-equity compensated and non-commission compensated employees with three years of uninterrupted service are eligible to participate. His participation in the profit-sharing plan terminated when he became Chief Financial Officer, Secretary and Treasurer effective November 25, 2015.
Senior management, including the named executives, also participate in our other benefit plans on the same terms as our other employees. These plans include medical and dental insurance, life insurance and long-term disability insurance.
Clawback Policy
Time-based restricted stock awards, performance-based cash bonus awards and performance-based share awards made under the Company’s 2014 Incentive Plan are subject to recovery or adjustment by the Company as may be required pursuant to any law, government regulation or stock exchange listing requirement (or any policy adopted by the Company pursuant to any such law, government regulation or stock exchange listing requirement).
Prohibition on Pledging and Hedging of Company Stock
Effective January 28, 2013, the Board of Directors amended the Company’s Insider Trading Policy to prohibit the Company’s directors, officers and employees from pledging their common stock in the Company as security or engaging in transactions designed to “hedge” against the price of the Company’s common stock. None of the Company’s directors or executive officers currently engages in any pledging or hedging transactions.
Stock Ownership Guidelines for Executive Officers
CPSI has always encouraged its executive officers to have a financial stake in the Company, and the officers have generally owned shares of our common stock. On January 27, 2014, the Board of Directors, at the recommendation of the

Nominating and Corporate Governance Committee, amended CPSI’s Corporate Governance Guidelines in order to implement formal stock ownership guidelines for the Company’s executive officers, including its named executives. Under the guidelines, the Chief Executive Officer should acquire and beneficially own shares of CPSI common stock valued at five (5) times such individual’s annual base salary. Each other executive officer should acquire and beneficially own shares of CPSI common stock valued at two (2) times such individual’s annual base salary. Current executive officers have five years from the date of adoption of this guideline (or until January 27, 2019) to satisfy this guideline, while any new executive officer has five years from the date of his or her designation by the Board as an executive officer to satisfy this guideline. As with the stock ownership guidelines for the Company’s non-employee directors, the minimum number of shares to be held by an executive officer will be calculated on the first trading day of each calendar year based on the fair market value of such shares. Any subsequent change in the value of the shares will not affect the amount of stock executive officers should hold during that year. For purposes of meeting the ownership guidelines, the following categories of stock are counted: (i) shares owned directly, (ii) shares owned indirectly (e.g., by a spouse, minor children or a trust), and (iii) time-vesting restricted stock. However, unexercised stock options and unearned performance shares, if any, are not counted toward meeting the guidelines. Also, any shares that are subject to hedging, monetization or pledging transactions are not counted toward meeting the ownership guidelines. If the number of shares that an executive officer should own is increased as a result of an increase in the amount of such officer’s annual base salary, the officer will have five years from the effective date of the increase to attain the increased level of ownership.
Tax and Accounting Implications
Tax Deductibility of Executive Compensation. Section 162(m) of the Internal Revenue Code generally limits the tax deductibility paid by a public company to its Chief Executive Officer and certain other executive officers to $1 million in the year that the compensation becomes taxable to the executive. There is an exception to the limit on deductibility for performance-based compensation that meets certain requirements. As part of its role, the Compensation Committee reviews and considers the deductibility of executive compensation under Section 162(m) of the Internal Revenue Code when developing and implementing short- and long-term incentive arrangements. However, the Company believes it is important to preserve flexibility in administering its compensation program in a manner designed to promote varying corporate goals. Accordingly, where it is deemed necessary and in the best interests of the Company to attract and retain executive talent, the Compensation Committee may approve compensation to the named executives which exceeds the limits of deductibility. In this regard, certain portions of compensation paid to our named executives for 2015 may not be deductible for federal income tax purposes under Section 162(m).
Accounting for Stock-Based Compensation. The Company accounts for stock-based payments, including under its 2005 Restricted Stock Plan and 2014 Incentive Plan, in accordance with the requirements of the FASB Accounting Standards Codification Topic 718, Compensation - Stock Compensation.
Section 409A of the Internal Revenue Code (“Section 409A”). The Company designs, awards and implements its compensation arrangements to fully comply with Section 409A and accompanying regulations.

Compensation Committee Report

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis. Based on such review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in CPSI’s 2016 proxy statement.

The Compensation Committee:

William R. Seifert, II, Chairman
John C. Johnson
A. Robert Outlaw, Jr.

Summary Compensation Table
The table below summarizes the total compensation paid to or earned by each of the Company’s named executive officers for the fiscal years ended December 31, 2015, 2014 and 2013. The Company has not entered into any employment agreements with any of the named executive officers. When setting total compensation for each of the named executive officers, the Compensation Committee reviews tally sheets which show the executive’s current compensation, including equity and non-equity based compensation.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($) (7)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($) (8)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($) (9)	Total ($)
J. Boyd Douglas President and CEO	2015 2014 2013	630,000 630,000 600,000	-0- -0- -0-	585,196 588,229 520,047	-0- -0- -0-	-0- 272,640 236,880	-0- -0- -0-	66,566 46,471 28,422	1,281,762 1,537,340 1,385,349
Matt J. Chambless Chief Financial Officer	2015	192,077	-0-	90,012	-0-	-0-	-0-	11,436	293,525
David A. Dye Executive Chairman and Chief Growth Officer	2015 2014 2013	497,923 504,000 480,000	-0- -0- -0-	585,196 588,229 520,047	-0- -0- -0-	-0- 217,920 189,504	-0- -0- -0-	64,566 44,471 26,422	1,147,685 1,354,620 1,215,973
Christopher L. Fowler Chief Operating Officer and President - TruBridge, LLC	2015 2014 2013	430,769 425,000 417,788	-0- -0- -0-	438,846 441,232 390,064	-0- -0- -0-	-0- 61,440 55,930	-0- -0- -0-	47,795 31,137 16,363	917,410 958,809 880,145
Victor S. Schneider Executive Vice President	2015 2014 2013	432,232 (1) 572,690 (2) 612,769 (3)	-0- -0- -0-	438,846 441,232 390,064	-0- -0- -0-	-0- -0- -0-	-0- -0- -0-	50,430 35,354 21,816	921,508 1,049,276 1,024,649
Troy D. Rosser Senior Vice President - Sales	2015 2014 2013	395,666 (4) 557,269 (5) 749,097 (6)	-0- -0- -0-	438,846 441,232 390,064	-0- -0- -0-	-0- -0- -0-	-0- -0- -0-	50,430 35,354 21,816	884,942 1,033,855 1,160,977

(1)    $182,232 of this amount represents sales commissions earned by Mr. Schneider during 2015.
(2)    $322,690 of this amount represents sales commissions earned by Mr. Schneider during 2014.
(3)    $362,769 of this amount represents sales commissions earned by Mr. Schneider during 2013.
(4)    $240,666 of this amount represents sales commissions earned by Mr. Rosser during 2015.
(5)    $402,269 of this amount represents sales commissions earned by Mr. Rosser during 2014.
(6)    $594,097 of this amount represents sales commissions earned by Mr. Rosser during 2013.
(7) Represents the aggregate grant date fair value of non-option stock awards, including time-based restricted stock and performance share awards, granted in accordance with FASB ASC Topic 718, rather than the amount paid to or realized by the named executive officer. The grant date fair value of the performance share awards granted in 2015 and 2014 is based upon the probable outcome of the performance conditions as of the grant date (calculated by multiplying the target number of performance shares by the closing price of the Company’s stock on the date of grant less the present value of the expected dividends not received during the relevant period, or $49.29 for the performance share awards granted in 2015 and $55.94 for the performance share awards granted in 2014). The maximum value of the performance share awards granted in 2015 (calculated by multiplying the maximum number of performance shares by the closing price of the Company’s stock on the date of grant less the present value of the expected dividends not received during the relevant period, or $49.29) would be $427,788 for each of Messrs. Douglas and Dye and $320,829 for each of Messrs. Fowler, Schneider and Rosser. The maximum value of the performance share awards granted in 2014 (calculated by multiplying the maximum number of performance shares by the closing price of the Company’s stock on the date of grant less the present value of the expected dividends not received during the relevant period, or $55.94) would be $432,416 for each of Messrs. Douglas and Dye and $324,340 for each of Messrs. Fowler, Schneider and Rosser. Mr. Chambless was not granted performance share awards in 2015 or 2014. See Note 8 to the financial statements in CPSI’s Form 10-K for the year ended December 31, 2015 and CPSI’s Form 10-K for the year ended December 31, 2014 for the assumptions made in determining the grant date fair values. There can be no assurance that the grant date fair value of these awards will ever be realized.
(8)    The amounts reported represent compensation earned pursuant to cash incentive awards granted, with respect to the awards granted in 2015 and 2014, under the 2014 Incentive Plan and, with respect to the awards granted in 2013, under the Company’s stand-alone 2013 Executive Officer Incentive Program.

(9) The following table shows each of the components of the “All Other Compensation” column for 2015: (i) Company contributions to the 401(k) retirement plan; (ii) dividends paid on unvested shares of restricted stock under the Company’s 2005 Restricted Stock Plan and 2014 Incentive Plan; and (iii) solely with respect to Mr. Chambless, Company contributions pursuant to the profit sharing plan. The Company does not provide any perquisites to its executive officers.
All Other Compensation - 2015

Name of Executive	Company 401(k) Contributions	Dividends on Restricted Stock	Profit Sharing	Total “All Other Compensation”
J. Boyd Douglas	$2,000	$64,566	-0-	$66,566
Matt J. Chambless	$2,000	$4,444	$4,992	$11,436
David A. Dye	-0-	$64,566	-0-	$64,566
Christopher L. Fowler	$2,000	$45,795	-0-	$47,795
Victor S. Schneider	$2,000	$48,430	-0-	$50,430
Troy D. Rosser	$2,000	$48,430	-0-	$50,430

Grants of Plan-Based Awards in 2015
The following table provides certain information regarding the non-equity incentive and restricted stock awards made to our named executives during 2015.

Name of Executive	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)			All Other Stock Awards: Number of Shares of Stock or Units (#) (3)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards (4)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
J. Boyd Douglas	2/5/2015	$151,200	$302,400	$453,600	—	—	—	—	—	—	—
	2/5/2015	—	—	—	2,893	5,786	8,679	—	—	—	$285,192
	2/5/2015	—	—	—	—	—	—	5,786	—	—	$300,004
Matt J. Chambless	2/5/2015	—	—	—	—	—	—	1,736	—	—	$90,012
David A. Dye	2/5/2015	$120,960	$241,920	$362,880	—	—	—	—	—	—	—
	2/5/2015	—	—	—	2,893	5,786	8,679	—	—	—	$285,192
	2/5/2015	—	—	—	—	—	—	5,786	—	—	$300,004
Christopher L. Fowler	2/5/2015	$38,250	$76,500	$114,750	—	—	—	—	—	—	—
	2/5/2015	—	—	—	2,170	4,339	6,509	—	—	—	$213,869
	2/5/2015	—	—	—	—	—	—	4,339	—	—	$224,977
Victor S. Schneider	2/5/2015	—	—	—	2,170	4,339	6,509	—	—	—	$213,869
	2/5/2015	—	—	—	—	—	—	4,339	—	—	$224,977
Troy D. Rosser	2/5/2015	—	—	—	2,170	4,339	6,509	—	—	—	$213,869
	2/5/2015	—	—	—	—	—	—	4,339	—	—	$224,977
(1)    The amounts shown in these columns reflect the threshold, target and maximum amounts potentially payable to each named executive officer who received a cash incentive award pursuant to the 2014 Incentive Plan. The actual amount earned in 2015 by each executive officer that received a cash incentive award is reflected in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table.
(2)    The amounts shown in these columns reflect the threshold, target and maximum amounts potentially payable to each executive officer who received a performance share award pursuant to the 2014 Incentive Plan. The actual number of shares earned and issued pursuant to the award is reflected in the “Stock Awards” column of the Options Exercised and Stock Vested in 2015 table.
(3)    The amounts shown in this column reflect the number of shares of time-based restricted stock granted to each named executive officer on February 5, 2015 pursuant to the 2014 Incentive Plan. The award vests in three annual installments of one-third each on February 5 of each year, commencing on February 5, 2016. The named executive officers are entitled to the receipt of dividends declared on our common stock at the same rate and on the same terms as our other stockholders. The shares automatically vest upon a grantee’s death or disability or upon a change in control of the Company. The shares are forfeited upon a termination of the grantee’s employment with the Company (other than as a result of death or disability).
(4)    With respect to the time-based restricted stock granted to each named executive officer on February 5, 2015, the value shown in this column is the grant date fair value of the full award. With respect to the performance share awards granted to each executive officer on February 5, 2015, the value shown in this column is the grant date fair value of the target award (calculated by multiplying the target number of performance shares by the closing price of the Company’s stock on the date of grant less the present value of the expected dividends not received during the relevant period, or $49.29). See Note 8 to the financial statements in CPSI’s Form 10-K for the year ended December 31, 2015 for the assumptions made in determining the grant date fair value. There can be no assurance that the grant date fair value will ever be realized.

Outstanding Equity Awards at 2015 Fiscal Year-End
The following table shows the number of shares of unvested restricted stock held by our named executives on December 31, 2015, and the market value of such shares, calculated using the year-end closing market price of $49.75 per share. There were no stock options outstanding at December 31, 2015.

	Option Awards					Stock Awards
Name of Executive	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#) (1)	Market Value of Shares or Units of Stock That Have Not Vested ($) (2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
J. Boyd Douglas	—	—	—	—	—	21,897	$1,089,376	—	—
Matt J. Chambless	—	—	—	—	—	1,736	$86,366	—	—
David A. Dye	—	—	—	—	—	21,897	$1,089,376	—	—
Christopher L. Fowler	—	—	—	—	—	15,601	$776,150	—	—
Victor S. Schneider	—	—	—	—	—	16,425	$817,144	—	—
Troy D. Rosser	—	—	—	—	—	16,425	$817,144	—	—

(1)
The number of shares shown in this column reflects restricted stock granted under the Company’s 2005 Restricted Stock Plan and 2014 Incentive Plan that had not vested as of December 31, 2015. The shares of restricted stock granted under the Company’s 2005 Restricted Stock Plan are comprised of two grants: (i) shares granted on April 18, 2011 which vest in five annual installments of 20% each on each anniversary following the date of grant and (ii) shares granted on September 25, 2013 which vest in four annual installments of 25% each on each anniversary following the date of grant. The shares of restricted stock granted under the Company’s 2014 Incentive Plan on May 15, 2014 and February 5, 2015 vest in three annual installments of one-third each on each anniversary following the date of grant. The shares of restricted stock that were issued pursuant to the performance share awards granted under the Company’s 2014 Incentive Plan on January 27, 2014 vest in three annual installments of one-third each on each anniversary of the vesting commencement date of February 5, 2015. No shares of restricted stock were issued pursuant to the performance share awards granted under the Company’s 2014 Incentive Plan on February 5, 2015.

(2)	The market value is based on the closing price of our Common Stock on the Nasdaq Stock Market on December 31, 2015 of $49.75, the last trading day of 2015, multiplied by the number of shares.

Option Exercises and Stock Vested in 2015
The following table reflects certain information with respect to shares of restricted stock that vested during the fiscal year ended December 31, 2015. No stock options were held or exercised by the named executives during 2015.

	Option Awards		Stock Awards
Name of Executive	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($) (1)
J. Boyd Douglas	—	—	7,163	$358,149
Matt J. Chambless	—	—	—	—
David A. Dye	—	—	7,163	$358,149
Christopher L. Fowler	—	—	4,550	$225,440
Victor S. Schneider	—	—	5,372	$268,599
Troy D. Rosser	—	—	5,372	$268,599
(1)    Based on the average of the high and low prices of the Common Stock as traded on the Nasdaq Stock Market on the applicable vesting date, or, if the vesting date was not a trading day, the next trading day.
Pension Benefits
The Company does not maintain any plans that provide for payments or other benefits to named executive officers at, following, or in connection with their retirement.
Nonqualified Deferred Compensation
The Company does not maintain any defined contribution or other plans that provide for the deferral of compensation to named executive officers on a basis that is not tax-qualified.

Potential Payments Upon Termination or Change-in-Control
As described in the Compensation Discussion and Analysis, the named executive officers do not have employment, severance or change-in-control agreements with the Company. The information below describes and quantifies the compensation that would have accrued to the named executive officers under CPSI’s 2005 Restricted Stock Plan and 2014 Incentive Plan upon a termination of the executives’ employment or a change-in-control of CPSI on December 31, 2015. However, the actual benefit to a named executive officer under this plan can only be determined at the time of the change-in-control event or such executive’s separation from the Company. Additionally, the benefits described below are in addition to benefits available generally to salaried employees upon a termination of employment, such as distributions under CPSI’s 401(k) plan and disability benefits.
Accelerated Vesting of Time-Based Restricted Stock
The terms of the restricted stock award agreements with the named executive officers under the 2005 Restricted Stock Plan and the 2014 Incentive Plan provide for the acceleration of vesting of unvested restricted stock upon the death or “Disability” of the executive or, at the discretion of the Board of Directors, upon the executive’s termination without “Cause,” as such terms are defined in the 2005 Restricted Stock Plan and the 2014 Incentive Plan, as applicable. The award agreements under the 2005 Restricted Stock Plan and the 2014 Incentive Plan also provide that all of the shares of restricted stock not previously vested will automatically vest in the event of a “Change in Control” of CPSI, as defined in the 2005 Restricted Stock Plan and the 2014 Incentive Plan, as applicable. The amounts reported in the table below for the shares of restricted stock that would have vested in the event of a termination of employment due to death or Disability or a Change in Control that occurred on December 31, 2015 are based on the product of (x) the number of shares of restricted stock that were unvested as of December 31, 2015 and (y) our closing stock price of $49.75 on December 31, 2015.
Accelerated Payment of Performance-Based Cash Bonuses
If a named executive’s employment with the Company is terminated due to death or Disability, the terms of the performance-based cash bonus awards granted under the 2014 Incentive Plan provide that the performance-based cash bonus will be paid to the executive at the level he or she would have been entitled to receive had the termination not occurred, and such amount will be calculated on a pro-rated basis for the period from the grant date to the date of the termination. If a Change in Control occurs prior to the last day of the performance period, the cash bonus award will be paid to the executive at the target level of the cash bonus award. There are no amounts reported in the table below for the performance-based cash bonuses that would have been earned in the event of a termination of employment due to death or Disability or a Change in Control that occurred on December 31, 2015 as there were no cash bonuses earned by the executives for 2015.
Accelerated Vesting of Performance Shares
The terms of the performance share awards that have been granted to the named executive officers under the 2014 Incentive Plan provide that if the executive’s employment with the Company is terminated due to death or Disability during the performance period, the executive will earn the number of shares that he or she would have been entitled to receive had the termination not occurred, and such number of shares will be calculated on a pro-rated basis for the period from the grant date to the date of the termination. Such shares will not be subject to the time-based vesting restrictions provided for in the award agreement. If the executive’s employment with the Company is terminated due to death or Disability following the conclusion of the performance period but before all of the earned performance shares have vested, the unvested shares shall vest immediately as of the date of the termination. If a Change in Control occurs during the performance period, the performance share award will be deemed earned by the executive at the target level of the award and such shares will not be subject to the time-based vesting restrictions provided for in the award agreement. If a Change in Control occurs following the conclusion of the performance period but before all of the earned performance shares have vested, the unvested shares shall vest immediately as of the date of the Change in Control. There are no amounts reported in the table below for the performance share awards that would have been earned for the performance period ended December 31, 2015 in the event of a termination of employment due to death or Disability or a Change in Control that occurred on December 31, 2015 as there were no performance shares earned by the executives for such period. However, the table below does reflect the amounts attributable to shares of restricted stock previously issued pursuant to performance share awards that would have vested in the event of a termination of employment due to death or Disability or a Change in Control that occurred on December 31, 2015.

The following table summarizes the potential payments to our named executive officers with respect to the (i) shares of time-based restricted stock granted under the 2005 Restricted Stock Plan and the 2014 Incentive Plan and (ii) shares of restricted stock issued pursuant to performance share awards granted under the 2014 Incentive Plan that, in either case, would have vested in the event that either (a) a change in control of CPSI had occurred on December 31, 2015, or (b) the employment of the named executive officer had terminated on December 31, 2015 due to the executive’s death, Disability or, upon approval by the Board, a termination by CPSI without Cause.

Name	Amount that Would Have Been Realized in the Event of a Change in Control of CPSI	Amount that Would Have Been Realized in the Event of the Executive’s Death, Disability or Termination without Cause (1)
J. Boyd Douglas	$1,089,376	$1,089,376
Matt J. Chambless	$86,366	$86,366
David A. Dye	$1,089,376	$1,089,376
Christopher L. Fowler	$776,150	$776,150
Victor S. Schneider	$817,144	$817,144
Troy D. Rosser	$817,144	$817,144
(1)    With respect to the termination of a named executive officer without cause, this table assumes that the Compensation Committee of the Board of Directors would have exercised its discretion under the 2005 Restricted Stock Plan or the 2014 Incentive Plan, as applicable, and approved an acceleration of vesting of all of the shares of restricted stock upon such a termination.

Non-Management Director Compensation
In accordance with its charter, the Compensation Committee reviews and makes recommendations to the Board of Directors regarding the compensation of our non-employee directors. In 2015, each of our non-employee directors received an annual cash retainer of $60,000 for service as a director. Each director who was a member of the Audit Committee received an additional $5,000, each director who was a member of the Compensation Committee received an additional $4,000 and each director who was a member of the Nominating and Corporate Governance Committee received an additional $1,000. Directors who are employees of the Company receive no compensation for their service as directors. Directors are also reimbursed for their expenses incurred in attending any meeting of directors. Additionally, in 2015 each non-employee director received a grant of approximately $70,000 of shares of restricted stock under the Computer Programs and Systems, Inc. 2012 Restricted Stock Plan for Non-Employee Directors (the “2012 Restricted Stock Plan for Non-Employee Directors”). The shares vested on the first anniversary of the date of grant.
Based upon advice received from Frederic W. Cook & Co., Inc. (“Cook”), the compensation consultant retained by the Compensation Committee in October 2015, the Compensation Committee recommended to the Board, and the Board approved on February 22, 2016, an increase in the amount of the annual grant of restricted stock under the 2012 Non-Employee Director Restricted Stock Plan from $70,000 per year to $100,000 per year. In approving these changes to the compensation package for non-employee directors, the Board considered the increased responsibilities of directors due to the increased size and complexity of the Company following the acquisition of Healthland Holding Inc. and its affiliates, as well as the amounts being paid to directors at companies in the peer group constructed by Cook.
The table below summarizes the compensation paid by CPSI to non-employee directors for the fiscal year ended December 31, 2015.

Name (1)	Fees Earned or Paid in Cash ($)	Stock Awards ($) (2)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation ($)	Total ($)
Charles P. Huffman	$66,000	$69,998	—	—	—	—	$135,998
John C. Johnson	$65,000	$69,998	—	—	—	—	$134,998
W. Austin Mulherin	$60,000	$69,998	—	—	—	—	$129,998
A. Robert Outlaw, Jr.	$69,000	$69,998	—	—	—	—	$138,998
William R. Seifert, II	$69,000	$69,998	—	—	—	—	$138,998

(1)
J. Boyd Douglas, the Company’s President and Chief Executive Officer, and David A. Dye, the Company’s Chief Growth Officer, are not included in this table as they are, and at all times during 2015 were, employees of the Company and thus received no compensation for their service as directors. The compensation received by Mr. Douglas and Mr. Dye as employees of the Company is shown in the Summary Compensation Table on page 23.

(2)
See Note 8 to the financial statements in CPSI’s Form 10-K for the year ended December 31, 2015 for the assumptions made in determining the grant date fair value. There can be no assurance that the grant date fair value will ever be realized. As of December 31, 2015, the aggregate number of unvested shares of restricted stock for each director was as follows: (i) for Mr. Huffman, 1,828, (ii) for Mr. Johnson, 1,828, (iii) for Mr. Mulherin, 1,828, (iv) for Mr. Outlaw, 1,350, and (v) for Mr. Seifert, 1,878.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth the number and percentage of outstanding shares of common stock beneficially owned as of March 14, 2016 by:

•	each director and director nominee;

•	each executive officer named in the Summary Compensation Table on page 23 of this proxy statement;
•    all of our directors and executive officers as a group; and
•    beneficial owners of 5% or more of our common stock.
Except as indicated in footnotes to this table, we believe that the stockholders named in this table have sole voting and investment power with respect to all shares of common stock shown to be beneficially owned by them, based on information provided to us by such stockholders. Unless otherwise indicated, the address for each director and executive officer is: c/o Computer Programs and Systems, Inc., 6600 Wall Street, Mobile, Alabama 36695.

Name of Beneficial Owner	Number of Shares of Common Stock (1)	% of Shares of Common Stock (2)
Francisco Partners (3)	1,965,605	14.55%
Burgundy Asset Management, Ltd. (4)	1,222,800	9.05%
Kayne Anderson Rudnick Investment Management, LLC (5)	1,182,313	8.75%
BlackRock, Inc. (6)	1,061,330	7.86%
The Vanguard Group, Inc. (7)	868,658	6.43%
Schroder Investment Management North America, Inc. (8)	675,876	5.00%
J. Boyd Douglas (9)	176,885	1.31%
David A. Dye (10)	114,077	*
Victor S. Schneider (11)	45,469	*
Christopher L. Fowler (12)	25,193	*
Troy D. Rosser (13)	20,651	*
W. Austin Mulherin, III (14)	7,597	*
Matt J. Chambless (15)	7,371	*
Charles P. Huffman (16)	7,340	*
William R. Seifert, II (17)	6,890	*
A. Robert Outlaw, Jr. (18)	5,857	*
John C. Johnson (19)	5,840	*
All Directors & Executive Officers as a group (15 persons)	482,836	3.57%
*    Reflects ownership of less than 1%.
(1)    The number of shares of common stock reflected in the table is that number of shares which are deemed to be beneficially owned under the federal securities laws. Shares deemed to be beneficially owned include shares as to which, directly or indirectly, through any contract, relationship, arrangement, understanding or otherwise, either voting power or investment power is held or shared. Unless otherwise stated, the named person has the sole voting and investment power for the shares indicated.
(2)    Percentage of ownership is based on 13,508,963 shares of Company common stock outstanding as of March 14, 2016.
(3)    Includes (i) 1,938,968 shares held by Francisco Partners II, L.P. (“FPII”) with shared voting and dispositive power and (ii) 26,637 shares held by Francisco Partners Parallel Fund II, L.P. (“FPPII” and, together with FPII, “Francisco Partners”) with shared voting and dispositive power. Francisco Partners GP II, L.P. (“FPGPII”) is the general partner of FPII and FPPII, and Francisco Partners GP II Management, LLC (“FPMII”) is the general partner of FPGPII and may be deemed to have voting and investment control over these shares of common stock. Tom Ludwig is a manager of FMPII and may be deemed to have voting and investment control over these shares of common stock. The address of Francisco Partners is One Letterman Drive, Building C - Suite 410, San Francisco, California 94129. This information is based solely upon our review of a Schedule 13G filed by Francisco Partners with the SEC on February 18, 2016, reporting beneficial ownership as of January 8, 2016.
(4)    The address of Burgundy Asset Management, Ltd. is 181 Bay Street, Suite 2410, Toronto, Ontario M5J 2T3. This information is based solely upon our review of an amended Schedule 13G filed by Burgundy Asset Management, Ltd. with the SEC on February 11, 2016, reporting beneficial ownership as of December 31, 2015. The Schedule 13G/A reports that, of the 1,222,800 shares reported as beneficially owned, Burgundy Asset Management, Ltd. has sole voting power with respect to 759,097 shares and sole dispositive power with respect to all 1,222,800 shares.
(5)    The address of Kayne Anderson Rudnick Investment Management, LLC is 1800 Avenue of the Stars, 2nd Floor, Los Angeles, California 90067. This information is based solely upon our review of an amended Schedule 13G filed by Kayne Anderson Rudnick Investment Management, LLC (“Kayne Anderson”) with the SEC on February 10, 2016, reporting beneficial ownership as of December 31, 2015. The Schedule 13G/A reports that, of the 1,182,313 shares reported as beneficially owned, Kayne Anderson has sole voting and dispositive power with respect to 1,009,313 shares and shared voting and dispositive power with respect to 173,000 shares.
(6)    The address of BlackRock, Inc. is 40 East 52nd Street, New York, New York 10022. This information is based solely upon our review of an amended Schedule 13G filed by BlackRock, Inc. with the SEC on January 26, 2016, reporting beneficial ownership as of December 31, 2015. The Schedule 13G/A reports that (a) BlackRock, Inc. is a parent holding company or control person, (b) BlackRock, Inc.’s subsidiaries, BlackRock Advisors, LLC, BlackRock Asset Management Canada Limited, BlackRock Asset Management Ireland Limited, BlackRock Asset Management Schweiz AG, BlackRock Financial Management, Inc. BlackRock Fund Advisors, BlackRock Institutional Trust Company, N.A., BlackRock Investment Management (Australia) Limited, BlackRock Investment Management (UK) Ltd. and BlackRock Investment Management, LLC, acquired the shares being reported and (c) Blackrock, Inc. has sole voting power with respect to 1,034,027 shares and sole dispositive power with respect to all 1,061,330 shares.
(7)    The address of The Vanguard Group, Inc. is 100 Vanguard Blvd., Malvern, Pennsylvania 19355. This information is based solely upon our review of an amended Schedule 13G filed by The Vanguard Group, Inc. (“Vanguard Group”) with the SEC on February 11, 2016, reporting beneficial ownership as of December 31, 2015. The Schedule 13G/A reports that, of the 868,658 shares reported as beneficially owned, Vanguard Group has sole voting power with respect to 24,551 shares, shared voting power with respect to 2,000 shares, sole dispositive power with respect to 842,907 shares and shared dispositive power with respect to 25,751 shares. The Schedule 13G/A reports that Vanguard Fiduciary Trust Company, a wholly-owned subsidiary of Vanguard Group, is the beneficial owner of 23,751 shares as a result of its serving as investment manager of collective trust accounts. The Schedule 13G/A also reports that Vanguard Investments Australia, Ltd., a wholly-owned subsidiary of Vanguard Group, is the beneficial owner of 2,800 shares as a result of its serving as investment manager of Australian investment offerings.
(8)    The address of Schroder Investment Management North America, Inc. is 875 Third Ave., 22nd Floor, New York, New York 10022. This information is based solely upon our review of a Schedule 13G filed by Schroder Investment Management North America, Inc. with the SEC on February 10, 2016, reporting beneficial ownership as of December 31, 2015. The Schedule 13G reports that, of the 675,876 shares reported as beneficially owned, Schroder Investment Management North America, Inc. has shared voting and dispositive power with respect to all 675,876 shares. The Schedule 13G reports that Schroder Investment Management Ltd., which is under common control with Schroder Investment Management North America, Inc., is the beneficial owner of 613,130 shares. The Schedule 13G also reports that Schroder Investment Management North America, Ltd., which is under common control with Schroder Investment Management North America, Inc., is the beneficial owner of 62,746 shares.
(9)    Includes 100 shares owned by Mr. Douglas’s wife and a total of 600 shares held in custodial accounts for the benefit of his three children. Also includes 25,790 shares of unvested restricted stock granted to Mr. Douglas under the Company’s 2005 Restricted Stock Plan and 2014 Incentive Plan comprised of (i) 3,290 shares granted on April 18, 2011, (ii) 4,520 shares granted on September 25, 2013, (iii) 3,226 shares granted on May 15, 2014, (iv) 3,857 shares granted on February 5, 2015, (v) 3,384 shares earned pursuant to a performance share award for the performance period ended December 31, 2014 and (v) 7,513 shares granted on March 14, 2016.
(10)    Includes 56,400 shares owned by a trust for the benefit of Mr. Dye and his children. Also includes 25,790 shares of unvested restricted stock granted to Mr. Dye under the Company’s 2005 Restricted Stock Plan and 2014 Incentive Plan comprised of (i) 3,290 shares granted on April 18, 2011, (ii) 4,520 shares granted on September 25, 2013, (iii) 3,226 shares granted on May 15, 2014, (iv) 3,857 shares granted on February 5, 2015, (v) 3,384 shares earned pursuant to a performance share award for the performance period ended December 31, 2014 and (v) 7,513 shares granted on March 14, 2016.
(11)    Includes 200 shares held in custodial accounts for the benefit of his two children. Also includes 17,934 shares of unvested restricted stock granted to Mr. Schneider under the Company’s 2005 Restricted Stock Plan and 2014 Incentive Plan comprised of (i) 2,468 shares granted on April 18, 2011, (ii) 3,390 shares granted on September 25, 2013, (iii) 2,420 shares granted on May 15, 2014, (iv) 2,892 shares granted on February 5, 2015, (v) 2,538 shares earned pursuant to a performance share award for the performance period ended December 31, 2014 and (vi) 4,226 shares granted on March 14, 2016.
(12)    Includes 20,398 shares of unvested restricted stock granted to Mr. Fowler under the Company’s 2005 Restricted Stock Plan and 2014 Incentive Plan comprised of (i) 1,645 shares granted on April 18, 2011, (ii) 3,390 shares granted on September 25, 2013, (iii) 2,420 shares granted on May 15, 2014, (iv) 2,892 shares granted on February 5, 2015, (v) 2,538 shares earned pursuant to a performance share award for the performance period ended December 31, 2014 and (vi) 7,513 shares granted on March 14, 2016.
(13)     Includes 17,934 shares of unvested restricted stock granted to Mr. Rosser under the Company’s 2005 Restricted Stock Plan and 2014 Incentive Plan comprised of (i) 2,468 shares granted on April 18, 2011, (ii) 3,390 shares granted on September 25, 2013, (iii) 2,420 shares granted on May 15, 2014, (iv) 2,892 shares granted on February 5, 2015, (v) 2,538 shares earned pursuant to a performance share award for the performance period ended December 31, 2014 and (vi) 4,226 shares granted on March 14, 2016.
(14)    Mr. Mulherin shares voting and investment power for 1,400 shares with his wife. Also includes 372 shares held in a custodial account for the benefit of his daughter. Also includes 1,878 shares of unvested restricted stock granted to Mr. Mulherin under the Company’s 2012 Restricted Stock Plan for Non-Employee Directors on March 14, 2016.
(15)    Includes 6,792 shares of unvested restricted stock granted to Mr. Chambless under the Company’s 2014 Incentive Plan comprised of (i) 1,157 shares granted on February 5, 2015 and (ii) 5,635 shares granted on March 14, 2016.
(16)    Mr. Huffman shares voting and investment power for 2,000 shares with his wife. Also includes 1,878 shares of unvested restricted stock granted to Mr. Huffman under the Company’s 2012 Restricted Stock Plan for Non-Employee Directors on March 14, 2016.
(17)    Includes 1,878 shares of unvested restricted stock granted to Mr. Seifert under the Company’s 2012 Restricted Stock Plan for Non-Employee Directors on March 14, 2016.
(18)    Includes 1,878 shares of unvested restricted stock granted to Mr. Outlaw under the Company’s 2012 Restricted Stock Plan for Non-Employee Directors on March 14, 2016.
(19)    Includes 1,878 shares of unvested restricted stock granted to Mr. Johnson under the Company’s 2012 Restricted Stock Plan for Non-Employee Directors on March 14, 2016.
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors and officers, and persons who own more than ten percent (10%) of our common stock, to file reports of ownership and changes in ownership of Company common stock held by them with the SEC. Copies of these reports must also be provided to the Company. Based on our review of these reports, we believe that, during the year ended December 31, 2015, all reports required to be filed during such year were filed on a timely basis.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS
Policy for the Review and Approval of Related Person Transactions
We may occasionally enter into or participate in transactions with certain “related persons.” Related persons include our executive officers, directors, 5% or more beneficial owners of our common stock, immediate family members of these persons, and entities in which one of these persons has a direct or indirect material interest. We refer to transactions with these related persons as “related person transactions.” We have a written policy regarding the review and approval of related person transactions.
In accordance with this policy, and except for certain transactions subject to standing pre-approval under the policy, our Audit Committee must review and approve all such related person transactions that exceed or are expected to exceed $100,000 in any calendar year. This $100,000 threshold is less than the $120,000 threshold requiring disclosure under the rules of the SEC. The Audit Committee considers all relevant factors when determining whether to approve a related person transaction, including whether the related person transaction is on terms no less favorable than terms generally available to an unaffiliated third-party under the same or similar circumstances and the extent of the related person’s interest in the transaction. No director may participate in any discussion or approval of any related person transaction in which he or she is a related person, but that director is required to provide the Audit Committee with all material information concerning the transaction.
Related Person Transactions
Michael K. Muscat, Jr., an executive officer of CPSI until April 22, 2015, owns 49% of Felder Services, LLC (“Felder Services”), which provides janitorial services to CPSI at various locations pursuant to four housekeeping agreements. Felder Services also provides certain cleaning and janitorial supplies to CPSI. CPSI paid Felder Services $277,376 in 2015 for these services and supplies. Based on Mr. Muscat’s ownership interest in Felder Services, the approximate dollar amount of Mr. Muscat’s interest in the amount paid by CPSI to Felder Services during 2015 was $135,914. Our arrangements with Felder Services for janitorial services and supplies were approved by the Audit Committee.
Matt Cole, the brother-in-law of Austin Mulherin (a director of the Company), is employed by the Company as a sales manager. Matt Cole received total compensation of $166,179 from the Company during 2015. The Audit Committee reviewed and approved the compensation of Mr. Cole.

REPORT OF THE AUDIT COMMITTEE
The Audit Committee of the Board of Directors is currently composed of three directors who are independent directors as defined under existing Nasdaq rules and SEC rules. The Audit Committee operates under a written charter, as last amended by the Board of Directors on April 27, 2015.
The Audit Committee hereby submits the following report:

•	We have reviewed and discussed with management the Company’s audited financial statements as of, and for, the year ended December 31, 2015.

•
We have discussed with the independent registered public accountants, Grant Thornton LLP, the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended (AICPA, Professional Standards, Vol. 1. AU section 380), as adopted by the Public Company Accounting Oversight Board.

•
We have received and reviewed the written disclosures and the letter from Grant Thornton LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding Grant Thornton LLP’s communications with the Audit Committee concerning independence, and have discussed with Grant Thornton LLP their independence. We considered whether the provision of non-financial audit services was compatible with Grant Thornton LLP’s independence in performing financial audit services.

Based on the review and discussions referred to above, we recommended to the Board of Directors that the financial statements referred to above be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2015 for filing with the SEC. It should be noted that management is responsible for the Company’s financial reporting process, including its system of internal controls, and the preparation of financial statements in accordance with accounting principles generally accepted in the United States of America. The Company’s independent registered public accountants are responsible for auditing those financial statements. Our responsibility is to monitor and review these processes. It is not our duty or our responsibility to conduct auditing or accounting reviews or procedures.

Audit Committee:

Charles P. Huffman, Chairman
William R. Seifert, II
A. Robert Outlaw, Jr.

PROPOSAL 2
RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS
At the direction of the Audit Committee, the ratification of the appointment of Grant Thornton LLP (“Grant Thornton”) as the Company’s independent registered public accountants for the year ending December 31, 2016 is being presented to the stockholders for approval at the annual meeting. If the appointment of independent registered public accountants is not ratified, the Audit Committee will reconsider its appointment of independent registered public accountants.
General
The Audit Committee has approved the engagement of Grant Thornton as the Company’s independent registered public accountants for the year ending December 31, 2016. Grant Thornton has been engaged by the Company since 2004 and has audited the financial statements of the Company for the years ended December 31, 2004 through December 31, 2015.
It is expected that a representative of Grant Thornton will be present at the annual meeting to respond to appropriate questions, and will be given the opportunity to make a statement if he or she so desires.
Fees Paid to Grant Thornton LLP
The following table presents the fees paid or accrued by the Company for the audit and other services rendered by Grant Thornton for the years ended December 31, 2015 and 2014.

	2015	2014
Audit Fees	$617,402	$569,821
Audit-Related Fees	$394,067	$83,540
Tax Fees	$—	$—
All Other Fees	$—	$—
TOTAL	$1,011,469	$653,361
Audit Fees. Audit Fees for the last two years were for professional services rendered by the independent registered public accountants in connection with (i) the audits of the Company’s annual financial statements and audits of the effectiveness of the Company’s internal control over financial reporting, and (ii) the review of the Company’s quarterly financial statements.
Audit-Related Fees. Audit-Related Fees for 2015 were for services related to the due diligence of Healthland Holding Inc. and its affiliates prior to their acquisition by the Company on January 8, 2016. Audit-Related Fees for 2014 were for services rendered by the independent registered public accountants for examining and reporting on the Company’s design and operating effectiveness of controls related to the Company’s Application Service Provider hosting environment and management of changes to computer programs in accordance with AICPA Standards for Attestation Engagements (SSAE) No. 16, as amended (formerly Statement on Auditing Standards (SAS) No. 70, Service Organizations). All audit-related services were pre-approved by the Company’s Audit Committee.
Tax Fees. There were no Tax Fees paid to Grant Thornton in 2015 or 2014.
All Other Fees. All Other Fees encompasses any services provided by the independent registered public accountants other than the services reported in the other above categories. There were no Other Fees paid to Grant Thornton in 2015 or 2014.
Pre-Approval Policy
The Audit Committee’s policy is to specifically pre-approve all audit and non-audit services to be rendered by the independent registered public accountants. Through this policy, the Audit Committee can effectively monitor the costs of services and can ensure that the provision of such services does not impair the registered accountant’s independence.
The Board of Directors recommends that the stockholders vote “FOR” Proposal 2.

PROPOSAL 3
ADVISORY VOTE ON COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS
The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 enables our stockholders to vote to approve, on an advisory (non-binding) basis, the compensation of our named executive officers as disclosed in this proxy statement in accordance with the rules of the SEC. We intend to hold such an advisory vote on the compensation of our named executive officers, commonly known as a “say-on-pay” vote, each year in connection with our annual meeting of stockholders until the next vote on the frequency of the “say-on-pay” vote or until our Board of Directors otherwise determines that a different frequency for this advisory vote is in the best interests of our stockholders. The next advisory vote on the frequency of “say-on-pay” votes will occur in 2017.
As described in detail under the heading “Compensation Discussion and Analysis,” we seek to align the interests of our named executive officers with the interests of our stockholders and to reward performance that enhances stockholder returns. As discussed in the “Compensation Discussion and Analysis,” the Compensation Committee intends to place a greater emphasis in the future on performance-based compensation, as evidenced by the performance share awards and performance-based cash bonus awards granted to the Company’s executive officers by the Compensation Committee in 2014, 2015 and 2016. We believe that our compensation program has been, and will continue to be, successful in retaining and motivating our executive officers necessary for the current and long-term success of the Company.
We are asking our stockholders to indicate their support for the compensation of our named executive officers as described in this proxy statement. This proposal gives our stockholders the opportunity to express their views on the compensation of our named executive officers. This vote is not intended to address any specific element of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies, and practices described in this proxy statement. Accordingly, in accordance with Section 14A of the Securities Exchange Act of 1934, as amended, we are asking our stockholders to vote “FOR” the following resolution at the Annual Meeting:
“RESOLVED, that the Company’s stockholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in the Company’s Proxy Statement for the 2016 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the 2015 Summary Compensation Table and the other related tables and disclosure.”
This “say-on-pay” vote is advisory and, therefore, is not binding on the Company, our Board of Directors, or our Compensation Committee. However, our Board and our Compensation Committee value the opinions of our stockholders and will take into account the outcome of this vote in considering future compensation arrangements. To the extent there is any significant vote against the compensation of our named executive officers as disclosed in this proxy statement, the Compensation Committee and Board will evaluate whether any actions are necessary to address the concerns of stockholders.
The Board of Directors recommends that the stockholders vote “FOR” Proposal 3.

OTHER MATTERS
As of the date of this proxy statement, the Board of Directors of the Company does not know of any business which will be presented for consideration at the annual meeting other than that specified herein and in the Notice of Annual Meeting of Stockholders, but if other matters are properly presented, it is the intention of the persons designated as proxies to vote in accordance with their judgment on such matters.
DEADLINE FOR STOCKHOLDER PROPOSALS
In order for a proposal by a stockholder of the Company to be eligible to be included in the proxy statement and proxy form for the 2017 Annual Meeting of Stockholders pursuant to the proposal process mandated by SEC Rule 14a-8, the proposal must be received by the Company’s Corporate Secretary at Computer Programs and Systems, Inc., 6600 Wall Street, Mobile, Alabama 36695, on or before December 1, 2016.
If a stockholder proposal is submitted outside the proposal process mandated by SEC Rule 14a-8, and is submitted instead under the Company’s advance notice Bylaw provision (Section 1.13 of the Bylaws), the proposal must be received by the Company’s Corporate Secretary at Computer Programs and Systems, Inc., 6600 Wall Street, Mobile, Alabama 36695 not earlier than January 12, 2017 nor later than February 13, 2017, together with the necessary supporting documentation required under that Bylaw provision.

A COPY OF OUR 2015 ANNUAL REPORT TO STOCKHOLDERS, WHICH INCLUDES OUR FINANCIAL STATEMENTS AND FINANCIAL STATEMENT SCHEDULE, IS ENCLOSED WITH THIS PROXY STATEMENT. IF THE ANNUAL REPORT IS NOT INCLUDED, PLEASE NOTIFY US IN WRITING AT COMPUTER PROGRAMS AND SYSTEMS, INC., ATTENTION: DAVID A. DYE, 6600 WALL STREET, MOBILE, ALABAMA 36695.

REVOCABLE PROXY
COMPUTER PROGRAMS AND SYSTEMS, INC.
6600 WALL STREET
MOBILE, ALABAMA 36695
This Proxy is solicited on behalf of the Board of Directors of Computer Programs and Systems, Inc. (the “Company”) for use at the Annual Meeting of Stockholders to be held on May 12, 2016, and at any postponements or adjournments thereof (the “Annual Meeting”).
The undersigned hereby appoints Matt J. Chambless and J. Boyd Douglas, and each of them with full power of substitution, as proxies for the undersigned, and hereby authorizes them, or either of them, to represent the undersigned at the Annual Meeting and to vote on the matters shown on the reverse side and any other matters which may come before the Annual Meeting and all adjournments or postponements thereof.
(Continued and to be signed on the reverse side.)

14475

ANNUAL MEETING OF STOCKHOLDERS OF
COMPUTER PROGRAMS AND SYSTEMS, INC.
May 12, 2016

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The Proxy Statement and
the 2015 Annual Report to Stockholders are available at:
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00000333300000000000 2	051216

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF ALL OF THE LISTED NOMINEES AS DIRECTORS
AND “FOR” PROPOSALS 2 AND 3.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE   ☒

1. To elect the following two persons as Class II directors to serve on the Board of Directors until the 2019 annual meeting and until their successors are duly elected and qualified:
	FOR	AGAINST	ABSTAIN
1.1 J. Boyd Douglas	☐	☐	☐
1.2 Charles P. Huffman	☐	☐	☐
2. To ratify the appointment of Grant Thornton LLP as independent registered public accountants for the year ending December 31, 2016.	☐	☐	☐
3. To approve, on an advisory basis, the compensation of the Company’s named executive officers.	☐	☐	☐

          The undersigned acknowledges that the Annual Meeting may be postponed or adjourned to a date subsequent to the date set forth on the reverse side, and intends that this Proxy shall be effective at the Annual Meeting after such postponement(s) or adjournment(s). This Proxy is revocable, and the undersigned may revoke it at any time by delivery of written notice of such revocation to the Company or its agent, American Stock Transfer & Trust Company, LLC, prior to the date of the Annual Meeting, or by attendance at the Annual Meeting.

This Proxy when properly executed will be voted in the manner directed by the undersigned. If no direction is made, this Proxy will be voted FOR all of the listed nominees in Proposal 1 and FOR Proposals 2 and 3.

Signature of Stockholder	Date:	Signature of Stockholder	Date:

Note:
Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.